UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

Primus Guaranty, Ltd.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Primus Guaranty, Ltd.
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Tel: 441-296-0519

United States Mailing Address:
c/o Primus Asset Management, Inc.
360 Madison Avenue, 23rd Floor
New York, New York 10017
Tel: 212-697-2227

March 26, 2008

Dear Shareholder,

You are cordially invited to attend the 2008 Annual General Meeting of Shareholders of Primus Guaranty, Ltd., which will be held on April 30, 2008 at 4:00 P.M., local time, at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda.

Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, we ask that you please complete, sign, date and return the enclosed proxy card at your earliest convenience.

On behalf of the Board of Directors and management of Primus, I extend our appreciation for your continued support.

Yours sincerely,

Thomas W. Jasper Chief Executive Officer

PRIMUS GUARANTY, LTD.

NOTICE OF 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual General Meeting of Shareholders of Primus Guaranty, Ltd. will be held on April 30, 2008 at 4:00 P.M., local time, at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda for the following purposes:

1.	To elect three Class III directors to hold office for three years and until their successors are elected and qualified;

2.	To approve the Primus Guaranty, Ltd. Amended and Restated Incentive Compensation Plan;

3.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

4.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

During the meeting, management also will present the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007. Copies of the financial statements are contained in the Company’s 2007 Annual Report to Shareholders and Annual Report on Form 10-K, which are being mailed to shareholders together with this proxy statement.

Only holders of record of the Company’s common shares on March 10, 2008 are entitled to notice of, and to vote at, the Annual General Meeting and any adjournment or postponement thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your common shares are represented at the meeting. Shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

By Order of the Board of Directors,
Scott H. Davis Secretary

March 26, 2008

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.    THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PRIMUS GUARANTY, LTD., CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SEND ANOTHER PROXY CARD WITH A LATER DATE; OR ATTEND AND VOTE AT THE MEETING.

PRIMUS GUARANTY, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS
 to be held on April 30, 2008

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Primus Guaranty, Ltd., a company organized under the laws of Bermuda, for use at the Company’s Annual General Meeting of Shareholders to be held at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda, on April 30, 2008 at 4:00 P.M., local time, and at any adjournments or postponements thereof.

The Notice of Annual General Meeting, this proxy statement and the enclosed form of proxy are first being sent or given to shareholders of the Company on or about March 31, 2008.

Purposes of Meeting

The purposes of the meeting are to consider and act upon the following matters:

1.	To elect three Class III directors to hold office for three years and until their successors are elected and qualified;

2.    To approve the Primus Guaranty, Ltd. Amended and Restated Incentive Compensation Plan;

3.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

4.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date

Only holders of record of the Company’s common shares at the close of business on March 10, 2008, the record date, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. The Company’s common shares are its only outstanding class of voting securities. Each common share entitles the holder of record thereof to one vote. As of the record date, there were 45,126,869 common shares outstanding.

How You Can Vote

Shareholders of record can vote in either one of the following ways:

•	by completing, signing and returning the enclosed proxy card; or

•	by attending the Annual General Meeting and voting in person.

Shareholders who hold their shares through a broker, bank or other nominee (in ‘‘street name’’) must vote their shares in accordance with the procedures prescribed by their broker, bank or other nominee. Shareholders who wish to vote using the enclosed proxy card should sign and return their signed proxies before the Annual General Meeting. The proxies will vote their shares as they direct.

Shareholders can specify whether their shares should be voted for all, some or none of the nominees for director (Proposal One on the proxy card). They can also specify whether they approve, disapprove or abstain from the other proposals to be presented at the meeting.

If you do not specify on your proxy card how you want to vote your shares, the proxies will vote them ‘‘FOR’’ the election of all nominees for director as set forth under Proposal One, ‘‘FOR’’ Proposal Two, ‘‘FOR’’ Proposal Three and, with respect to any other matters which may properly come before the Annual General Meeting or any adjournment or postponement thereof, at the discretion of the proxy holders.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of the following ways:

•	by notifying the Company’s Secretary in writing;

•	by submitting another proxy by mail that is received at a later date and that is properly signed; or

•	by voting in person at the meeting.

You may not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.

Quorum and Required Votes

The presence, in person or by proxy, of two or more persons at the start of the meeting and representing, in person or by proxy, in excess of 50% of the total issued voting shares is necessary to constitute a quorum.

The affirmative vote of a majority of the common shares represented and voting at the Annual General Meeting is required for the election of directors, the approval of the Primus Guaranty, Ltd. Amended and Restated Incentive Compensation Plan and the appointment of the Company’s independent auditors and authorization of the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Abstentions are counted as ‘‘shares present’’ at the meeting for the purposes of determining whether a quorum exists. However, since abstentions are not votes cast in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called ‘‘broker non-votes’’) are also considered ‘‘shares present,’’ but also will not affect the outcome of any vote.

Solicitation

We have hired D.F. King & Co., Inc. to assist us in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $9,000 plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. The Company will bear the cost of soliciting proxies. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

Audited Financial Statements

Under Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, the Company will present at the Annual General Meeting audited consolidated financial statements for fiscal year 2007. Copies of the financial statements are contained in the Company’s 2007 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K, and is being mailed to shareholders together with this proxy statement.

Other Matters to be Acted Upon

The Company does not know of any matters to be presented or acted upon at the meeting other than the items described in this proxy statement. If any other matter is presented at the Annual General Meeting on which a vote may properly be taken, the shares represented by proxies will be voted at the discretion of the proxy holders.

Returning Your Proxy Card

Shareholders should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the Annual General Meeting, the proxy card must be completed in accordance with the instructions on it. If your common shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee that holds Company common shares on your behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 10, 2008, to the knowledge of the Company, the beneficial ownership of the Company’s common shares by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common shares of the Company, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below, and (iv) all directors, nominees and executive officers of the Company as a group:

Name	Number of Shares Beneficially Owned(1)	Percentage of Common Shares Outstanding as of March 10, 2008
Greater than 5% Shareholders:
XL Capital Ltd XL House One Bermudiana Road Hamilton HM 11, Bermuda	14,901,482	33.0	%(2)
Transamerica Life Insurance Company c/o AEGON USA Investment Management LLC 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499	5,597,368	12.4	%(3)
Bank of America Corporation 100 North Tyron Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255	5,040,460	11.2	%(4)
Second Curve Capital, LLC 405 Lexington Avenue, 52nd Floor New York, New York 10174	4,928,040	10.9	%(5)
Century Capital Management, LLC 100 Federal St. Boston, Massachusetts 02110	3,839,461	8.5	%(6)
TimesSquare Capital Management, LLC Four Times Square, 25th Floor New York, New York 10036	2,339,773	5.2	%(7)
Morgan Stanley 1585 Broadway New York, New York 10017	2,267,444	5.0	%(8)
Non-Executive Directors and Non-Executive Director Nominees:
Michael P. Esposito, Jr.	94,599		*(9)
Frank P. Filipps	15,002		*(10)
Duncan E. Goldie-Morrison	32,626		*(11)
Paul S. Giordano	4,348		*(12)
Thomas J. Hartlage	5,500		*(13)
James K. Hunt	14,783		*(14)
Fiona E. Luck	—	—	(15)
Robert R. Lusardi	41,792		*(16)
John A. Ward, III	34,783		*(17)

Name	Number of Shares Beneficially Owned(1)	Percentage of Common Shares Outstanding as of March 10, 2008
Executive Officers:
Thomas W. Jasper Chief Executive Officer & Director	864,841	1.9	%(18)
Richard Claiden Chief Financial Officer	125,238		*(19)
Charles McLendon President – Primus Asset Management, Inc.	151,425		*(20)
Charles B. Truett Former Head of Portfolio Management	—	—	(21)
All directors, nominees and executive officers as a group (13 persons)	1,384,934	3.1%

*	Less than 1% of common shares outstanding.
(1)	The number shown reflects the number of common shares beneficially owned as of March 10, 2008, to the knowledge of the Company, based on information furnished by the persons named, public filings and the Company’s records. A person is deemed to be a beneficial owner of common shares if the person, either alone or with others, has the power to vote or to dispose of those common shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, common shares beneficially owned by a person include common shares of which the person has the right to acquire beneficial ownership within 60 days after March 10, 2008. There were 45,126,869 of the Company’s common shares outstanding as of March 10, 2008.
(2)	According to a Schedule 13G/A dated January 22, 2008, XL Capital Ltd beneficially owns 14,901,482 common shares, held by XL Insurance (Bermuda) Ltd., a wholly-owned subsidiary of XL Capital Ltd
(3)	According to a Schedule 13G dated February 14, 2006 filed by Transamerica Life Insurance Company, Transamerica Life Insurance Company beneficially owns 5,582,585 common shares. 14,783 deferred common shares granted in connection with Mr. Hartlage’s service on the Board of Directors are also included since Mr. Hartlage ceded to them beneficial ownership of such deferred shares.
(4)	According to a Schedule 13G/A dated February 7, 2008 filed by Bank of America Corporation and related entities, Bank of America Corporation and NB Holdings Corporation beneficially own 5,040,460 common shares and have shared voting power with respect to 5,007,660 of such shares and shared dispositive power with respect to 5,040,460 of such shares. U.S. Trust Company, NA beneficially owns 4,966,043 common shares and has sole voting power with respect to 4,966,243 of such shares, sole dispositive power with respect to 4,435,043 of such shares, and shared dispositive power with respect to 64,000 shares.
(5)	According to a Schedule 13G/A dated February 6, 2008 and a Form 4 dated March 10, 2008 jointly filed by Second Curve Capital, LLC and Thomas K. Brown: (a) Second Curve Capital, LLC beneficially owns 4,928,040 common shares and has shared voting power and shared dispositive power with respect to all such shares and (b) Thomas K Brown is the managing member of Second Curve Capital, LLC and as a result of his relationship with Second Curve Capital, LLC, Mr. Brown may be deemed to have shared voting and investment power with respect to all common shares beneficially owned by Second Curve Capital, LLC. Mr. Brown, however, expressly disclaims beneficial ownership of such shares.
(6)	According to a Schedule 13G dated February 14, 2008 filed by Century Capital Management LLC, Century Capital Management LLC beneficially owns 3,839,461 common shares and has sole voting and sole dispositive power with respect to all such shares.

(7)	According to a Schedule 13G/A dated January 31, 2008, filed by TimesSquare Capital Management, LLC, TimesSquare Capital Management, LLC beneficially owns 2,339,773 common shares and has sole voting power with respect to 2,152,273 of such shares and sole dispositive power with respect to all such shares.
(8)	According to a Schedule 13G dated February 14, 2008 filed by Morgan Stanley, Morgan Stanley beneficially owns 2,267,444 common shares and has sole voting power with respect to 2,266,190 of such shares, shared voting power with respect to 1,254 of such shares, and sole dispositive power with respect to all such shares.
(9)	Includes 4,599 deferred common shares deliverable upon the date Mr. Esposito leaves the Board. Excludes 14,901,482 common shares owned by XL Insurance (Bermuda) Ltd, as to which Mr. Esposito disclaims beneficial ownership. Mr. Esposito retired from XL Capital Ltd at the end of December 2007.
(10)	Includes 14,783 deferred common shares deliverable upon the date Mr. Filipps leaves the Board.
(11)	Includes 12,626 common shares that became deliverable upon the date Mr. Goldie-Morrison left the Board. Mr. Goldie-Morrison resigned from the Board of Directors effective August 31, 2007.
(12)	Includes 4,348 deferred common shares deliverable upon the date Mr. Giordano leaves the Board. Excludes 14,901,482 common shares owned by XL Insurance (Bermuda) Ltd, as to which Mr. Giordano disclaims beneficial ownership.
(13)	Excludes 5,582,585 common shares owned by Transamerica Life Insurance Company, as to which Mr. Hartlage disclaims beneficial ownership. Also excludes 14,783 deferred common shares deliverable upon the date Mr. Hartlage leaves the Board, as to which Mr. Hartlage has ceded his ownership to Transamerica Life Insurance Company.
(14)	Includes 14,783 deferred common shares deliverable upon the date Mr. Hunt leaves the Board.
(15)	Excludes 14,901,482 common shares owned by XL Insurance (Bermuda) Ltd, as to which Ms. Luck disclaims beneficial ownership. Consistent with the corporate practice of Ms. Luck’s employer, XL Capital Ltd, Ms. Luck has waived and will continue to waive all compensation in connection with her position as a director, and she therefore does not receive annual awards of common shares generally payable to our directors.
(16)	Includes 12,992 deferred common shares deliverable upon the date Mr. Lusardi leaves the Board.
(17)	Includes 14,783 deferred common shares deliverable upon the date Mr. Ward leaves the Board.
(18)	Includes 125,000 common shares beneficially owned by Mr. Jasper by trust and 252,813 common shares which may be acquired upon the exercise of options. Also includes 32,858 deferred common shares deliverable upon the date Mr. Jasper leaves the Company. Excludes 202,188 unvested options, 328,991 unvested restricted share units and 35,750 unvested performance common shares. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.
(19)	Includes 65,663 common shares which may be acquired upon the exercise of options. Also includes 13,347 deferred common shares deliverable upon the date Mr. Claiden leaves the Company. Excludes 87,538 unvested options, 196,653 unvested restricted share units and 9,500 unvested performance common shares. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.
(20)	Includes 97,500 common shares which may be acquired upon the exercise of options. Also includes 29,412 deferred common shares deliverable upon the date Mr. McLendon leaves the Company. Excludes 197,500 unvested options and 235,491 unvested restricted share units. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.
(21)	Mr. Truett resigned effective March 31, 2007.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2007 with respect to compensation plans (including individual compensation agreements) approved by security holders and under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders
Share Awards(1)(2)	647,742
Options	1,311,624	$11.61
Total	1,921,964		2,326,448

(1)	Includes restricted share units and performance shares, assuming target performance.
(2)	Includes 37,402 shares issued to directors in January 2008 as compensation for their board service for 2007.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines for the Company and the Board to ensure effective corporate governance. The Corporate Governance Guidelines are summarized below, and the full text of the Corporate Governance Guidelines, as well as the text of the charters of the Board committees, are available on the Company’s website at www.primusguaranty.com under the heading ‘‘Investor Relations — Corporate Governance.’’ The Company will also provide a printed copy of the Corporate Governance Guidelines and the charters of the Board committees upon request.

Board Organization

The Company’s Board of Directors currently consists of ten members. There are currently nine directors and one vacancy. The Company’s Bye-laws provide for a staggered board of directors. The directors are divided into three classes. Each year one class of directors will stand for election for a term of three years. The current directors and their respective classes and terms are as follows:

•	Messrs. Michael P. Esposito, Jr. and Thomas W. Jasper, and Ms. Fiona E. Luck have been designated Class I directors whose terms will expire at the 2010 Annual General Meeting of Shareholders;

•	Messrs. Frank P. Filipps, Thomas J. Hartlage, and James K. Hunt have been designated Class II directors whose terms will expire at the 2009 Annual General Meeting of Shareholders; and

•	Messrs. Paul S. Giordano, Robert Lusardi, and John A. Ward, III have been designated Class III directors whose terms will expire at this year’s Annual General Meeting of Shareholders. Messrs. Giordano, Lusardi and Ward are standing for re-election.

The Board maintains four committees: the Audit Committee, the Compensation Committee, the Finance and Investment Committee, and the Nominating and Corporate Governance Committee. (See ‘‘Committees of the Board of Directors’’)

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. Among the responsibilities of the Board of Directors are: (1) to ensure that the Company operates in a legal, ethical and socially responsible manner; (2) to select, evaluate and offer substantive advice and counsel to the Company’s Chief Executive Officer; (3) to review, approve and monitor fundamental financial and business strategies and major corporate actions; (4) to oversee the Company’s capital structure and financial policies and practices; (5) to assess major risks facing the Company and review options for their mitigation; and (6) to provide counsel and oversight on the selection, evaluation, development and compensation of executive officers.

The Board has determined that all of the Company’s current and nominated directors, except Thomas W. Jasper, who is an employee of the Company, are independent under the standards set forth in the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (the ‘‘NYSE’’) since none of them have any material relationship with the Company which the Board believes would compromise their independence. However, the Board has determined that Michael P. Esposito, Jr., Paul S. Giordano and Fiona E. Luck would not satisfy the independence standards of the Securities and Exchange Commission (the ‘‘SEC’’) for service on the Audit Committee because of their affiliation with XL Capital Ltd, the Company’s largest shareholder. The Corporate Governance Guidelines provide that credit default swaps and credit default swap portfolio engagements between a director’s employer and its affiliates, affiliations with a significant (25% or more) shareholder of the Company and joint service with employees on the board of a not-for-profit corporation, do not impair a director’s independence, except that affiliation with a significant shareholder does impair a director’s independence with respect to service on the Audit Committee. A copy of the definition of independent directors under the Company’s Corporate Governance Guidelines is available at the Company’s website located at www.primusguaranty.com under the heading ‘‘Investor Relations — Corporate Governance — Governance Guidelines.’’ Every director must seek the consent of the Nominating and Corporate Governance Committee and the Chairperson of the Board to confirm the absence of any actual or potential conflict prior to accepting any invitation to serve on another corporate or, in the case of a management director, not-for-profit board of directors or with any government or advisory group.

The Corporate Governance Guidelines require that the non-management directors of the Board meet in executive session at least once per year, without any management directors and any other members of the Company’s management present, to (1) evaluate the Chief Executive Officer, (2) review management succession planning, and (3) consider such other matters as they may deem appropriate. Mr. Esposito, the Chairman of our Board and Chairman of the Company’s Nominating and Corporate Governance Committee, presides at the executive sessions.

Under the Corporate Governance Guidelines, the Board must conduct an annual (1) self-evaluation of its performance and the performance of its individual members; and (2) evaluation of each Board committee’s performance and the performance of the individual members of such committees to determine whether the Board and its committees are functioning effectively. The Board’s evaluation is based, in part, on the Nominating and Corporate Governance Committee’s evaluation of the Board and the self-evaluations conducted by each of the committees. The Company’s directors have full access to management and corporate staff and are provided with an orientation program for new directors and continuing education for all directors.

The Board of Directors held four meetings during 2007. Each incumbent director attended 75% or more of the total number of meetings of the Board and the committees on which he/she served held during his/her period of service since the last Annual General Meeting of Shareholders.

Director Attendance at Annual General Meeting of Shareholders

The Company’s policy is that our directors are expected to attend the Annual General Meeting of Shareholders unless extenuating circumstances prevent them from attending. All of our then serving directors attended last year’s Annual General Meeting of Shareholders.

Communications with Directors

Shareholders or other interested parties who wish to send communications on any topic to the Board or to the non-management directors as a group, or to the presiding director, Mr. Esposito, may do so by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Alternatively, they may write to Kenneth Walker, Director of Internal Audit, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017 or via e-mail at kwalker@primusguaranty.com.

Review, Approval or Ratification of Transactions with Related Persons

Any transaction with the Company in which a director, executive officer or beneficial holder of more than 5% of the outstanding common shares of the Company, or any immediate family member of the foregoing (each, a ‘‘related person’’), has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be disclosed by the Company in its public filings. Any such transaction would be subject to the Company’s written policy respecting the review, approval or ratification of related person transactions, which is contained in the Company’s Code of Business Conduct and Ethics. Under this policy any related party transaction that would be required to be publicly disclosed must be approved or ratified by the Board of Directors or the Nominating and Corporate Governance Committee, in writing, before the proposed related party transaction may be undertaken. In approving or ratifying a transaction under this policy, the Board of Directors or the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable to the Company. For 2007, there were no transactions between the Company and a related person subject to this policy.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, applicable to all employees and directors. The Code of Business Conduct and Ethics covers various topics, including conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Company’s Code of Business Conduct and Ethics is available at the Company’s website located at www.primusguaranty.com under the heading ‘‘Investor Relations — Corporate Governance.’’ The Company will also provide a printed copy upon request.

PROPOSAL ONE – ELECTION OF DIRECTORS

Nominees for Election for Three-Year Terms Expiring in 2011

Paul S. Giordano has been a director of the Company since 2005. Mr. Giordano serves as President, Chief Executive Officer and Deputy Chairman of Security Capital Assurance Ltd (NYSE: SCA) and Chairman and Chief Executive Officer of XL Capital Assurance Inc. Mr. Giordano served as Chief Executive for financial products and services and Executive Vice President of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services, from 2004 until 2006. Mr. Giordano was Executive Vice President, General Counsel and Secretary of XL Capital Ltd from 1999 to 2004 and served as a director and officer of a number of XL Capital Ltd affiliates. From 1997 to June 1999, he served as Senior Vice President, General Counsel and Secretary of XL Capital Ltd. Mr. Giordano was in private practice at the law firm of Clifford Chance from 1993 to 1996 and in private practice at the law firm of Cleary, Gottlieb, Steen & Hamilton from 1990 to 1993. Mr. Giordano is 45 years old.

Robert R. Lusardi has been a director of the Company since 2002. Mr. Lusardi is an Executive Vice President and a Senior Partner of White Mountains Insurance Group, Ltd. (NYSE: WTM), a financial services firm, and is Chief Executive Officer of White Mountains Financial LLC. From 1998 to 2005, he was an Executive Vice President and member of the executive management board of XL Capital Ltd. (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services; his positions included Chief Financial Officer of XL and Chief Executive Officer of Financial Products and Services, an operating segment. From 1980 until 1998, Mr. Lusardi was at Lehman Brothers where he ultimately served as a managing director and headed the insurance and asset management investment banking practice. He is also director of Symetra Financial Corporation, a life insurance entity, OneBeacon Insurance Group, Ltd. (NYSE: OB), a property-casualty insurer, and Esurance Inc., a personal lines insurer. Mr. Lusardi is 51 years old.

John A. Ward, III has been a director of the Company since 2004. Mr. Ward was Chairman of the Board and Chief Executive Officer until September 2007 and a director until December 2007  of Innovative Card Technologies (NASDAQ: INVC), a payment card technology company. He was previously Chairman of the Board and Chief Executive Officer of Doral Financial (NYSE: DRL), a consumer finance and bank holding company, and the Chairman of the Board of Directors and Chief Executive Officer of American Express Bank and President of Travelers Cheque Group. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase Manhattan Bank was that of Chief Executive Officer of ChaseBankCard Services, which he held from 1993 until 1995. Presently, Mr. Ward serves as a director of Rewards Network Inc. (AMEX: IRN), a loyalty and rewards marketing company, and Coactive Marketing Group, Inc. (NasdaqCM: CMKG), a marketing, sales promotion and interactive media services and e-commerce provider company. From 2002 to 2004, Mr. Ward served as a director of Primus Financial Products, LLC, a subsidiary of the Company. Mr. Ward is 61 years old.

If elected as Class III directors, the terms of office of Messrs. Paul S. Giordano, Robert R. Lusardi, and John A. Ward, III will expire at the Annual General Meeting of Shareholders to be held in 2011. The other directors of the Company are not standing for election this year and continue in office for the remainder of their terms.

The Board recommends that shareholders vote FOR the election of the three nominees as Class III directors.

Directors Continuing in Office until 2010

Michael P. Esposito, Jr. has been the Chairman of the Company’s Board of Directors since 2002. Until his retirement from XL Capital Ltd (NYSE: XL) at the end of December 2007, Mr. Esposito served as non-executive Chairman of the Board of Directors of XL, a provider of insurance and reinsurance coverage and financial products and services, since 1995 and as a director since 1986.

Since 1995, he has served as a director of Forest City Enterprises, Inc. (NYSE: FCY), a real estate development and management firm, and since 1997 as a director of Annuity and Life Re (Holdings), Ltd., a life insurance company. Mr. Esposito served as Co-Chairman of the Board of Directors of Inter-Atlantic Capital Partners, Inc., an investment banking firm, from 1995 to 2000. In 2007, Mr. Esposito became non-executive Chairman of the Board of Directors of Security Capital Assurance Ltd. Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito is 68 years old.

Thomas W. Jasper has been Chief Executive Officer of the Company since 2001 and a director since 2002. Mr. Jasper joined the Company in 1999 as a consultant to assist in the Company’s formation. Prior to joining the Company, Mr. Jasper served for 17 years as a key executive of Salomon Brothers Inc. and its successor, Salomon Smith Barney Holdings, Inc. In 1982, Mr. Jasper was one of the founders of Salomon’s interest rate swap business. While at Salomon, in 1984, Mr. Jasper co-founded ISDA, served as one of its first Co-Chairmen, and worked to establish ISDA as the world’s preeminent swap association. Mr. Jasper became the Chief Operating Officer of Salomon’s non-Japan Asian business in 1994. In 1997, after the acquisition of Salomon Brothers Inc. by The Travelers Group, Inc., Mr. Jasper created the Global Treasury business plan and structure for the merged firm. Mr. Jasper continued as the Global Treasurer of Salomon Smith Barney until late 1998. Mr. Jasper serves on the boards of directors of Phoenix House Foundation, the Wellspring Foundation and the executive boards of the Cox School of Business at Southern Methodist University and the McCombs School of Business at the University of Texas. Mr. Jasper is 59 years old.

Fiona E. Luck has been a director since 2007. Since 2006, she has served as Executive Vice President and Chief of Staff of XL Capital Ltd (NYSE: XL) responsible for management of XL’s Corporate Strategy, Legal, Corporate Actuarial, Human Resources, Corporate Communications, Marketing and Corporate Social Responsibility departments. In February 2007, Ms. Luck was also named as interim Chief Financial Officer of XL Capital Ltd. She joined XL Capital Ltd in 1999 as Executive Vice President – Group Operations. From 1997 to 1999, Ms. Luck was Executive Vice President for Financial Lines and Joint Ventures at ACE Bermuda with responsibility for all Alternative Risk operations and Financial Guarantee and Political Risk joint ventures. From 1983 to 1997, Ms. Luck held a number of progressively senior management positions with Marsh & McLennan. Ms. Luck is 50 years old.

Directors Continuing in Office until 2009

Frank P. Filipps has been a director of the Company since 2002. In 2005, Mr. Filipps was elected Chairman and Chief Executive Officer of Clayton Holdings, Inc. (NASDAQ: CLAY), an information services and analytics company that provides credit and risk management products, primarily mortgage related, to participants in fixed income markets. From 1995 to 2005, Mr. Filipps was Chairman, Chief Executive Officer and a Director of Radian Group Inc. (NYSE: RDN), and its principal subsidiary, Radian Guaranty Inc. (collectively, Radian Group). Radian Group provides private mortgage insurance coverage on residential mortgage loans and financial guaranty insurance on debt instruments. Mr. Filipps originally joined Radian Group in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994. From 1975 to 1992, Mr. Filipps was at American International Group where he served in a number of executive, financial and investment management positions. Mr. Filipps has been a director of Impac Mortgage Holdings, Inc. (NYSE: IMH), a mortgage real estate investment trust, since November 1995 and was previously a director of the World Affairs Council of Philadelphia until 2007. Mr. Filipps is 60 years old.

Thomas J. Hartlage has been a director of the Company since 2002. Since 1990, Mr. Hartlage has been employed in a variety of capacities at subsidiaries of AEGON N.V. (NYSE: AEG), an insurance company. At AEGON N.V., his responsibilities have included strategic planning and product and market development. From 2001 to 2006, he was President of AEGON Structured Products, Inc., a unit of AEGON Institutional Markets focused on building and developing structured transaction business in the capital markets sector. Since mid-2006, Mr. Hartlage has managed the European operation of AEGON’s Institutional Markets Division from Dublin, Ireland. Mr. Hartlage has more than 25 years of experience in the financial services sector and is a chartered financial analyst (CFA). Mr. Hartlage is 56 years old.

James K. Hunt has been a director of the Company since 2004. Mr. Hunt is Chief Executive Officer and Chief Investment Officer of THL Credit Group, L.P. Previously, Mr. Hunt co-founded and had been Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Mr. Hunt currently serves as a director of Fidelity National Information Systems, Inc. (NYSE: FIS). From 2001 to 2002, Mr. Hunt also served as an outside consultant to SunAmerica Investments, Inc., a company specializing in retirement savings solutions. From 1990 to 2000, he was employed by SunAmerica Inc. where he became President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments, Inc., which subsequently became a unit of AIG SunAmerica. During his tenure at SunAmerica, he was also President and Chief Executive Officer of the Anchor Pathway Funds and SunAmerica Series Trust with assets exceeding $26 billion. Mr. Hunt serves on the board of directors of several private corporations including Bison Portfolio Investments. From 2002 to 2004, Mr. Hunt served as a director of Primus Financial Products, LLC, a subsidiary of the Company. Mr. Hunt is 56 years old.

Committees of the Board of Directors

The Company’s Board of Directors has the power to appoint committees to perform certain management and administration functions. The Company’s Board of Directors currently has an Audit Committee, a Compensation Committee, a Finance and Investment Committee and a Nominating and Corporate Governance Committee. The Company believes that the members of the Audit, Compensation and Nominating and Corporate Governance Committees are ‘‘independent’’ directors under the standards applicable to members of those committees imposed by the regulations of the SEC for audit committees and the NYSE’s listing standards for audit, compensation and nominating/corporate governance committees.

Audit Committee

The Audit Committee assists the Board in overseeing (1) the integrity of the Company’s financial statements, including its system of internal controls, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s independent audit function and independent auditors, as well as preparing an audit committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee, on behalf of the Board of Directors, recommends to the shareholders the appointment and termination of an independent public accounting firm to be engaged to audit the Company’s financial statements; discusses with the independent auditors their independence; reviews and discusses the audited financial statements with the independent auditors and management; and recommends to the Board of Directors whether the audited financials should be included in future Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee consists of three members, all of whom are financially literate within the meaning of the NYSE’s standards. Messrs. Hartlage, Hunt, and Ward (Chairman) are the members of this committee, which operates under a written charter that is available on the Company’s website at www.primusguaranty.com (a printed copy of which will be provided upon request). The Board has designated Mr. Ward as the Audit Committee’s financial expert within the meaning of the SEC’s rules and regulations. The Audit Committee held six meetings in 2007.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval (1) the annual salaries and other compensation of the Company’s executive officers and (2) individual grants of equity-based incentive awards, as well as providing a compensation committee report as required by the SEC to be included in the

Company’s annual proxy statement. The Compensation Committee also: (1) reviews, considers and approves the compensation policies and philosophy for the Company’s executive officers, other employees, and directors, (2) establishes compensation plans and programs for senior executives and other employees, including incentive and equity based plans and programs, any appropriate employment contracts, special retirement benefits and severance or change of control payments, (3) annually reviews these plans and programs, (4) administers the Company’s incentive and equity based plans and programs, and (5) monitors tax issues relating to these matters. The Compensation Committee has not delegated and may not delegate any of its responsibilities. Management of the Company makes recommendations to the Compensation Committee on all matters of compensation, except director compensation. No compensation consultants were retained or involved in connection with 2007 compensation. Messrs. Esposito, Filipps (Chairman) and Hunt are the members of this committee, which operates under a written charter that is available on the Company’s website at www.primusguaranty.com (a printed copy of which will be provided upon request). The Compensation Committee held four meetings in 2007.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during 2007 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company during 2007 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on the Company’s Board of Directors or the Compensation Committee.

Finance and Investment Committee

The Finance and Investment Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval, the Company’s capital management policies including reviewing and recommending actions with respect to strategic investments, new business initiatives, capital raising and reviewing the Company’s investment guidelines and performance. Messrs. Giordano and Lusardi (Chairman) and Ms. Luck are the members of this committee, which operates under a written charter that is available on the Company’s website at www.primusguaranty.com (a printed copy of which will be provided upon request). The Finance and Investment Committee held four meetings in 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the oversight of, and assists the Board of Directors in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of the Company’s shareholders. Messrs. Esposito (Chairman), Filipps and Hunt are the members of this committee, which operates under a written charter that is available on the Company’s website at www.primusguaranty.com (a printed copy of which will be provided upon request). The Nominating and Corporate Governance Committee held four meetings in 2007.

Any shareholder or the Board may propose any person for election as a director pursuant to the Company’s Bye-laws. A shareholder who wishes to propose an individual for election as a director must provide written notice to the Company’s Secretary of the intention to propose the nominee and such nominee’s willingness to serve as a director. Notice must be given not less than 90 days before the anniversary of the last annual general meeting prior to the notice or not less than 10 days prior to the meeting at which directors are to be elected, whichever deadline occurs earlier. In addition, each notice must set forth as to each individual whom a shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, (iii) the number of shares of the Company which are beneficially owned by such individual, and (iv) any other information relating to such individual that is required to be disclosed under the rules of the SEC applicable to solicitations of proxies with respect to nominees for election as directors. The shareholder proposing the nominee must provide (a) his or her name and address, as they appear on the register of shareholders of the Company, (b) the number of common shares which are beneficially owned by such shareholder, and (c) the period of time such common shares have been owned. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration that individuals identified to the Nominating and Corporate Governance Committee through other means have.

The Nominating and Corporate Governance Committee has established the following standards and qualifications for members of the Board of Directors:

•	Each director shall at all times represent the interests of the shareholders of the Company.

•	Each director shall at all times exhibit high standards of integrity, commitment and independence of thought and judgment.

•	Each director shall dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending shareholder meetings and meetings of the Board and committees of which he or she is a member and reviewing in advance all meeting materials.

•	Non-management directors shall meet the applicable standards of independence from the Company and its management.

•	The Board shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests.

The Nominating and Corporate Governance Committee periodically reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Nominating and Corporate Governance Committee recommends an increase in the size of the Board or a vacancy occurs, the Nominating and Corporate Governance Committee will consider qualified nominees from several sources, which may include current Board members, an executive search firm, and nominees recommended by shareholders and other persons. The Nominating and Corporate Governance Committee may from time to time retain a director search firm to help it identify qualified director nominees for consideration.

The Nominating and Corporate Governance Committee evaluates qualified director nominees at regular or special Nominating and Corporate Governance Committee meetings against the current director qualification standards described above and reviews qualified director nominees with the Board. The Nominating and Corporate Governance Committee interviews candidates who meet the director qualification standards, and the Nominating and Corporate Governance Committee selects nominees who best suit the Board’s current needs and recommends one or more of such individuals for appointment to the Board.

Compensation of Directors

During 2007, the Company compensated each of its non-management directors in the following manner:

•	an annual award of common shares having a value of $49,500;

•	an annual cash retainer of $16,500;

•	a fee of $1,000 for attending each meeting of the Board of Directors or of a Board committee;

•	an additional annual retainer of $12,000 for the Chairman of the Audit Committee; and

•	an additional annual retainer of $6,000 for the Chairman of each other committee.

Starting in 2008, the Company will compensate each of its non-management directors in the following manner:

•	an annual award of common shares having a value of $50,000;

•	an annual cash retainer of $40,000;

•	a fee of $1,000 for attending each meeting of the Board of Directors or of a Board committee;

•	an additional annual retainer of $12,000 for the Chairman of the Audit Committee; and

•	an additional annual retainer of $6,000 for the Chairman of each other committee.

The common shares referred to above will be fully vested when awarded, although such common shares will not be issued to the director until the director leaves the Board. The Company promptly reimburses all directors for reasonable expenses incurred to attend meetings of the Board of Directors or of Board committees.

The Company has been advised by Mr. Hartlage that, consistent with his employer’s corporate practice, Mr. Hartlage has ceded and will continue to cede any compensation actually received by him as a director to Transamerica Life Insurance Company.

The total 2007 compensation of the Company’s non-management directors is shown in the following table:

Director Compensation for the Fiscal Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[1]		Total ($)
Michael P. Esposito, Jr.	34,625	[2]	43,313	[2]	77,938
Frank P. Filipps	29,000		49,500		78,500
Paul S. Giordano	19,750	[3]	40,219	[3]	59,969
Duncan E. Goldie-Morrison	19,000	[4]	33,000	[4]	52,000
Thomas J. Hartlage	23,500	[5]	49,500	[5]	73,000
James K. Hunt	25,500		49,500		75,000
Robert R. Lusardi	19,000		49,500		68,500
John A. Ward, III	32,500		49,500		82,000
Fiona E. Luck	—	[6]	—	[6]	—	[6]

(1)	The actual stock grants were determined by dividing one quarter of the annual equity award by the closing price of the stock as of the end of each quarter and ignoring any fractional shares. Unless stated otherwise, this resulted in the granting of 5,102 shares to each director receiving stock compensation during 2007.
(2)	In 2007, Mr. Esposito began receiving compensation as a director as of February 1, 2007. Accordingly, Mr. Esposito received a prorated amount of fees and prorated stock awards in the amount of 4,599 shares based upon this date.
(3)	In 2007, Mr. Giordano began receiving compensation as a director as of March 1, 2007. Accordingly, Mr. Giordano received a prorated amount of fees and prorated stock awards in the amount of 4,348 shares based upon this date.
(4)	Mr. Goldie-Morrison resigned from the Company’s Board of Directors effective August 31, 2007. Thus, Mr. Goldie-Morrison received a prorated amount of fees and prorated stock awards in the amount of 2,945 shares for the time he served during 2007.
(5)	Consistent with the corporate practice of Mr. Hartlage’s employer, Transamerica Life Insurance Company, Mr. Hartlage has ceded and will continue to cede any compensation actually received by him to Transamerica Life Insurance Company.

(6)	Consistent with the corporate practice of Ms. Luck’s employer, XL Capital, Ltd, Ms. Luck has waived and will continue to waive all compensation in connection with her position as a member of the Company’s Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the Company’s common shares to file reports of ownership and changes in ownership of such common shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, the Company believes that all of its executive officers and directors and the beneficial owners of more than ten percent of its common shares have complied with Section 16(a) during the Company’s fiscal year ended December 31, 2007.

EXECUTIVE OFFICERS

In addition to Mr. Jasper, the Company’s Chief Executive Officer, whose biographical information is set forth above, the executive officers of the Company are:

Richard Claiden has been the Company’s Chief Financial Officer since 2003. Mr. Claiden is also Chief Financial Officer of Primus Asset Management, Inc., a subsidiary of the Company. Mr. Claiden is responsible for the Company’s financial management and reporting. In addition, Mr. Claiden is also responsible for the management of the operations, risk management, and quantitative teams that support the Company’s business activities. Mr. Claiden was previously a Managing Director and Head of Operational Risk for JP Morgan Chase’s Investment Bank from 2001 to 2003. In that position, Mr. Claiden was responsible for the operational risk integration for the investment bank following the merger of JP Morgan and Chase Manhattan Bank. From 1994 to 1999, Mr. Claiden was at Canadian Imperial Bank of Commerce, or CIBC, initially setting up and running operations for CIBC’s Financial Product Group and later as Global Head of Operations for CIBC’s wholesale and investment banking activities. Mr. Claiden was in internal audit at Manufacturers Hanover Trust, or MHT, from 1978 to 1983. Mr. Claiden served as Controller for the Merchant Banking Group and subsequently as head of finance, operations and technology for MHT’s global derivatives group until 1994. Mr. Claiden qualified as a Chartered Accountant with Arthur Andersen & Co in London from 1974 to 1978. Mr. Claiden received an M.A. in Accounting and Finance from Lancaster University and a B.Sc. in Economics from London University. He is a fellow of the Institute of Chartered Accountants (U.K.). Mr. Claiden is 56 years old.

Charles McLendon joined the Company in 2006 as President of Primus Asset Management, Inc., a subsidiary of the Company, and is responsible for management of the credit default swap portfolio of the Company’s CDPC vehicle, Primus Financial Products, LLC (‘‘Primus Financial’’) and the build-out and management of the Company’s Asset Management Business. Prior to joining the Company, Mr. McLendon held a number of senior positions at Bank of America from 1998 to 2005. Most recently, he was Global Head, Investment Grade Group, at Bank of America, with responsibility for all investment grade sales, trading and syndicate activities. This included corporate bond, credit derivatives, and structured credit products, as well as internally and externally managed structured credit investment vehicles. Mr. McLendon’s other positions included Head of Global Structured Products and Head of Structured Credit Products, roles that included responsibility for the bank’s structured credit, collateralized debt obligations, tax, and pension/insurance products. Prior to Bank of America, Mr. McLendon worked for Union Bank of Switzerland from 1992 to 1998 where he was co-head of credit and interest rate swaps marketing to financial institutions. Earlier in his career, Mr. McLendon held positions in the derivative markets at General Re Financial Products and Bankers Trust. Mr. McLendon is 48 years old.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing below with management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Compensation Committee Frank P. Filipps, Chairman Michael P. Esposito, Jr. James K. Hunt

Compensation Discussion and Analysis

Compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and the other named executive officers is shown in the Summary Compensation Table and supplemental tables that follow this discussion. The following discussion and analysis, which has been approved by the Compensation Committee, analyzes the objectives and results for 2007 of our executive officer compensation policies and procedures.

Compensation Policies and Objectives

The Compensation Committee seeks to ensure that executive compensation helps the Company to attract, retain and motivate the key personnel it needs to manage its business. Compensation levels are designed to be competitive and to provide the opportunity to achieve above-market compensation in the event of superior performance. Performance is assessed with respect to the Company as a whole and as to each individual, in both cases in relation to clearly delineated objective and subjective goals set at the beginning of each assessment period. In 2007, these goals included:

•	Increasing the size of the credit default swap portfolio;

•	Achieving superior portfolio performance as measured by economic returns on capital, portfolio credit migration, credit losses and credit risk hedging costs;

•	Implementing the company’s strategic expansion into the asset management business, with particular reference to the Collateralized Loan Obligation and Credit Strategy hedge fund initiatives;

•	Ensuring that the Company maintains the highest public market standards for financial reporting and control; and

•	Enhancing capital forecasting techniques and developing capital raising alternatives.

The performance goals have been set at levels such that their satisfaction would require significant effort on the part of the executive officers and would require superior market performance. The performance goals for 2007 were similar to those for 2006.

Components of Executive Compensation

Compensation is composed exclusively of annual compensation, which includes a base salary and a discretionary bonus, and long-term incentive awards. These compensation components are independently determined and are each designed for a specific purpose, as discussed below. The following provides an analysis of each element of compensation and what it is designed to reward and why it is included as an element of the Company’s executive compensation.

Base Salary

Base salaries are designed to be competitive, so that the Company is able to retain and attract new employees as needed. The Company uses market salaries for similar positions as well as the salaries of those specific individuals it is trying to recruit to assist it in determining the amount of base salary it needs to offer to be competitive. When determining market salaries for similar positions, the Company considers the level of compensation paid to individuals in comparable executive positions at companies with which it competes. Base salaries are reviewed annually, and any changes based on these reviews are generally made in February of each calendar year.

Based on the above criteria, the Chief Executive Officer determined that some adjustments to the base salaries of the named executive officers were warranted for 2007. The Chief Executive Officer expressed this determination to the Compensation Committee, which increased the base salaries for Richard Claiden to $350,000 and for Charles McLendon to $375,000.

Bonus

Bonuses are designed to award executive officers for both Company and individual performance for the prior year as measured by the progress made in connection with the goals set at the beginning of the year. Bonuses allow individuals to obtain above-market compensation levels in the event of superior performance. Bonuses for executive officers and certain other key employees are paid 70% in cash and 30% in restricted shares, which vest ratably over three years. The budgeted range for the bonus pool for a specific year is determined based upon the recommendation of the Chief Executive Officer by reference to specific quantitative and qualitative factors, which are set at the beginning of the year. The Compensation Committee makes a recommendation to the Board as to the actual bonus pool, based upon the company’s performance, measured against the target factors. Except with respect to the Chief Executive Officer, the allocation of the bonus pool among eligible participants is determined by the Chief Executive Officer, with approval of the Compensation Committee. The bonus for the Chief Executive Officer is set by the Board, based upon a recommendation from the Compensation Committee. Bonus awards are made annually as soon as practicable following allocation of the bonus pool in February of each calendar year. Generally, executive officers must be employed with the Company on the date of distribution of the bonus pool in order to be eligible to receive a bonus.

In evaluating the quantitative performance of management, the Compensation Committee believes it is appropriate to consider the Company’s United States generally accepted accounting principle (‘‘GAAP’’) financial results after adjustment for the effect on those results of fair value accounting and the termination of credit swaps (the Company’s ‘‘Economic Results’’). Economic Results adjust the Company’s GAAP results by excluding any unrealized gains or losses on Primus Financial’s portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk. The Compensation Committee also reviewed the impact of credit events upon Economic Results subsequent to the end of the fiscal year.

In assessing the Company’s performance for 2007, the Compensation Committee considered three factors: (1) return on economic equity (40%); (2) Economic Results (40%); and (3) qualitative considerations (20%). The Compensation Committee determined that performance with respect to these factors had not met target levels, and accordingly decided, in connection with the recommendation of the Chief Executive Officer, to create a total bonus pool that was approximately equal to the lower end of the range budgeted at the beginning of 2007. The Compensation Committee then reviewed the individual performance of the executive officers and other key employees and the Chief Executive Officer’s recommended bonus amount for each executive officer, excluding himself, based on the above factors and each individual’s performance goals. The Committee determined that they would recommend no bonus for the Chief Executive Officer and the President of Primus Asset Management as quantitative results were significantly below the targets set for the year and certain of the qualitative targets, including the development of the Credit Strategy hedge fund business had not been met. The bonus for the Chief Financial Officer was reduced from prior years to reflect the Company’s failure to meet its goals. Specific bonus awards for each of the named executive officers are set forth below in the Summary Compensation Table.

In assessing the Company’s performance for 2008, the Compensation Committee will again consider the same three factors, with the same percentage weightings, as stated above.

Long-Term Incentive Awards

Long-term incentives are designed to provide performance incentives over a horizon longer than one year and to provide key employees with an equity interest in the Company so as to encourage an appropriate alignment with shareholders. Also, through vesting and forfeiture provisions, long-term incentive awards create incentives for executive officers to remain with the Company. Such awards can include grants of share options, which vest ratably over four years, performance shares, which vest at the end of a three-year performance period only if specified performance goals are met, and/or restricted shares, which vest ratably over three years. The allocation among these three alternatives is based on a determination of which package most closely aligns the interests of the key employee with the long-term interests of the Company. These awards have been made, and are expected to continue to be made, annually in February of each calendar year to coincide with the Company’s payment of annual bonuses. At the time of the Company’s initial public offering in 2004, awards were made of both share options and performance shares (for the performance period 2004-2006). In February 2005, an additional award of performance shares was made for the performance period 2005-2007. In February 2006, additional awards of share options and performance shares (for the performance period 2006-2008) were made.

For awards made in February 2007, the Compensation Committee determined the total amount of long-term incentive awards, and the specific awards made to executive officers and other key employees, all based upon recommendations from the Chief Executive Officer. All long-term incentive awards made to the Chief Executive Officer were determined solely by the Board, based upon recommendations from the Compensation Committee.

The Chief Executive Officer’s recommendations with respect to long-term incentive awards were based on an assessment of the potential long term contributions to the Company of each executive officer. For long-term incentive awards granted in February 2007, the Chief Executive Officer recommended that all long-term incentive awards for executive officers be made in share options with the goal of further aligning the interests of the executive officers with the interests of the shareholders. These awards of share options produce value only if the Company’s share price increases over the exercise price. Share options granted in 2007 to executive officers vest ratably over four years and expire after seven years. The specific long-term incentive awards for each of the named executive officers are set forth below in the Grants of Plan-Based Awards table, and information regarding all outstanding equity awards as of the end of 2007 for the named executive officers is set forth below in the Outstanding Equity Awards at December 31, 2007.

Summary Compensation Table

The table below presents the annual compensation for services in all capacities to the Company and its subsidiaries for the periods shown for the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s most highly compensated executive officer other than the Chief Executive Officer and Chief Financial Officer, who served as executive officer of the Company on December 31, 2007. These officers are referred to as the ‘‘named executive officers.’’ All dollar amounts are in United States dollars.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Thomas W. Jasper	2007	500,000	0	536,978	388,951	1,425,929
Chief Executive Officer	2006	500,000	1,200,000	815,170	233,074	2,748,244
Richard Claiden	2007	350,000	200,000	198,517	142,295	890,812
Chief Financial Officer	2006	300,000	500,000	270,725	55,079	1,125,804
Charles McLendon(1)	2007	375,000	0	355,802	267,119	997,921
President – Primus Asset Management, Inc.	2006	286,712	500,000	238,767	78,426	1,103,905
Charles Truett(2)	2007	87,500	0	[148,811]	5,658	[55,653]
Former Head of Portfolio Management	2006	350,000	700,000	330,789	122,095	1,502,884

(1)	Based upon the 2007 GAAP expense as recorded in the Company’s financial statements.
(2)	Mr. Truett resigned from the Company effective March 31, 2007 and, therefore forfeited his unvested equity.

Grants of Plan-Based Awards with respect to Last Fiscal Year

The following table shows all grants of plan-based awards to the named executive officers with respect to the fiscal year ended December 31, 2007:

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2007

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)
Thomas W. Jasper	2/01/2007	43,769	200,000	11.75	1,265,346
Richard Claiden	2/01/2007	18,237	100,000	11.75	589,816
Charles McLendon	2/01/2007	18,237	200,000	11.75	965,346

(1)	Represents the closing price of the Company’s common stock on the date the Board approved the options, February 1, 2007.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options and stock that has not vested for each of the named executive officers as of December 31, 2007:

Outstanding Equity Awards at December 31, 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Performance Share Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Performance Share Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(3)
Thomas W. Jasper	50,000	—	6.93	2/15/2013	8,456	(4)	59,276	36,635	(5)	256,811
	45,937	15,313	9.76	2/15/2014	19,623	(6)	137,557	35,750	(7)	250,607
	59,062	19,688	13.50	10/5/2011	43,769	(8)	306,820	—		—
	16,250	48,750	12.74	2/2/2013	—		—	—		—
	—	200,000	11.75	2/1/2014	—		—	—		—
Richard Claiden	14,063	4,687	9.76	2/15/2014	3,427	(4)	24,023	11,000	(5)	77,110
	14,063	4,687	13.50	10/5/2011	7,681	(6)	53,844	9,500	(7)	66,595
	3,925	11,775	12.74	2/2/2013	18,237	(8)	127,841	—		—
	—	100,000	11.75	2/1/2014	—		—	—		—
Charles McLendon	23,750	71,250	12.45	3/7/2013	46,666	(9)	327,129	—		—
	—	200,000	11.75	2/1/2014	18,237	(8)	127,841	—		—

(1)	The closing price of the Company’s common stock on December 31, 2007 was $7.01.
(2)	Number of shares assumes target level performance for performance shares.
(3)	Values assume target level performance for performance shares.
(4)	These restricted shares units were granted on February 15, 2005 at $16.05.
(5)	Performance share units were granted on February 15, 2005 at $16.05, provided that target performance levels were met.
(6)	These restricted shares units were granted on February 15, 2006 at $12.74.
(7)	These performance share units were granted on February 15, 2006 at $12.74.
(8)	These restricted share units were granted on February 1, 2007 at $11.75.
(9)	These restricted shares units were granted on March 7, 2006 at $12.45.

Option Exercises and Vesting of Restricted Share Units with respect to Last Fiscal Year

Shown below is information with respect to option exercises and vesting of restricted share units for each of the named executive officers with respect to the fiscal year ended December 31, 2007:

Option Exercises and Stock Vested for the Fiscal Year Ended December 31, 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas W. Jasper	—	—	73,040	896,197
Richard Claiden	—	—	18,123	222,369
Charles McLendon	—	—	23,333	292,362
Charles B. Truett	67,969	278,766	26,752	328,251

(1)	The value realized on vesting includes the amounts withheld for taxes.

Share Option and Other Benefit Plans

2004 Share Incentive Plan

On April 6, 2004, the Company adopted a 2004 Share Incentive Plan (the ‘‘2004 Plan’’) to replace the Company’s generally similar Stock Incentive Plan (the ‘‘Incentive Plan’’). Under the terms of the 2004 Plan, awards previously granted under the Incentive Plan remain outstanding in accordance with their terms. The 2004 Plan generally is administered by the Compensation Committee of the Board of Directors, except that the full Board may act at any time to administer the plan, and authority to administer any aspect of the 2004 Plan may be delegated to the Chief Executive Officer or any other person. The 2004 Plan allows the Compensation Committee, as the plan administrator, to grant awards of common shares or the right to receive or purchase common shares (including options to purchase shares, restricted shares and share units, bonus shares, performance shares, and share appreciation rights) to Company employees, directors or other persons or entities providing significant services to the Company or its subsidiaries, and further provides the plan administrator the authority to reprice outstanding share options or other awards. The actual terms of an award, including the number of common shares relating to the award, any exercise or purchase price, any vesting, forfeiture or transfer restrictions, the time or times of exercisability for, or delivery of, common shares, are determined by the plan administrator and set forth in a written award agreement with the participant.

The aggregate number of common shares for which awards may be granted under the 2004 Plan cannot exceed 12% of the number of common shares issued and outstanding at the time any award is granted. Awards made under the 2004 Plan that have been forfeited, cancelled or expired, will not be treated as having been granted for purposes of the preceding sentence. Unless otherwise provided in an award agreement, all unvested awards become fully vested, and all performance conditions will lapse, upon a change in control of the Company (as defined in the Senior Management Severance Pay Plan described below) or upon termination of the grantee’s employment by reason of the grantee’s death, disability or retirement, except that certain performance-based awards will only vest based on the number of days completed in the applicable performance period (as of the date of termination).

The 2004 Plan permits the plan administrator to make an equitable adjustment to the number, kind and exercise price per share of awards in the event of the Company’s recapitalization, reorganization, merger, spin-off, share exchange, dividend of common shares, liquidation, dissolution or other similar transaction or events. In addition, the plan administrator may make adjustments in the terms and conditions of any awards in recognition of any unusual or nonrecurring events. The Board of Directors may, at any time, alter, amend, suspend or discontinue the 2004 Plan. The 2004 Plan will automatically terminate ten years after it has been most recently approved by the Company’s shareholders.

Restricted Stock Unit Deferral Plan

The Company established the Primus Guaranty, Ltd., Restricted Stock Unit Deferral Plan, effective December 31, 2007, which permits certain officers to defer distributions of vested Restricted Stock Units granted under the 2004 Plan until six months following their separation from service with the Company and its affiliates. All deferral elections under the plan are required to be made in accordance with section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder.

Deferred Shares Granted Pursuant to Restricted Stock Unit Deferral Plan – 2007 Deferral Election

Name	Number of Shares Acquired on Vesting (#)		Number of Shares That Have Not Yet Vested (#)
Thomas Jasper	8,456	(1)	—
	9,812	(2)	9,812	(2)
	14,590	(3)	29,179	(3)
Richard Claiden	3,427	(1)	—
	3,841	(2)	3,841	(2)
	6,079	(3)	12,158	(3)
Charles McLendon	6,079	(3)	12,158	(3)
	23,333	(4)	46,667	(4)

(1)	These restricted shares units were granted on February 15, 2005 at $16.05.
(2)	These restricted shares units were granted on February 15, 2006 at $12.74.
(3)	These restricted share units were granted on February 1, 2007 at $11.75.
(4)	These restricted shares units were granted on March 7, 2006 at $11.75.

Performance Bonus Plan

The Company’s Annual Performance Bonus Plan (the ‘‘Bonus Plan’’) is maintained in order to tie a portion of each participant’s compensation to the Company’s financial success and to attract, retain and motivate persons of outstanding ability to exert their best efforts on the Company’s behalf. Mr. Jasper has been designated by the Board of Directors as plan administrator and in general (except where the Compensation Committee has retained discretion) has sole discretion, power and authority to interpret and administer the Bonus Plan.

As soon as practicable at the end of each fiscal year, the bonus pool with respect to such year will be determined at the discretion of the Chief Executive Officer, subject to the approval of the Compensation Committee. In general, if the Company’s financial performance, and management’s performance with regard to certain qualitative factors, are deemed satisfactory, the bonus pool will equal the budgeted bonus accrual. The bonus pool may be larger or smaller, depending upon the Company’s actual results and such other factors. The allocation of the bonus pool among eligible participants will be determined by the Chief Executive Officer, with approval of the Compensation Committee. Such awards will be based upon individual performance (subject to the predetermined guarantees and caps). A specified portion of a participant’s bonus, up to 30%, is payable in the form of restricted share units (‘‘RSUs’’) under the 2004 Plan. Payment of the cash portion of each participant’s bonus will generally be distributed as soon as practicable following allocation of the bonus pool each year. Generally, participants must be employed with the Company on the date of distribution of the bonus pool in order to be eligible to receive an award.

Senior Management Severance Pay Plan

The Company has adopted a Senior Management Severance Pay Plan (the ‘‘Severance Plan’’) for designated key employees, including all of the Company’s executive officers other than the Chief Executive Officer. Employees are required to sign a non-competition agreement and a release of claims against the Company as a condition of receiving any payment under the Severance Plan. The Board may amend or terminate the Severance Plan, or remove or add designated participants, on 12 months’ notice to any participants affected by the change, provided that no changes adverse to participants may be made during the 18 month period following a change in control. Additionally, in the case of Mr. McLendon, please refer to the section below entitled ‘‘Employment Agreement for Mr. McLendon.’’

Severance payable outside the context of a change in control for termination of employment without cause will equal one month of base pay, bonus (based on the average amount of cash and equity (valued as of the grant date) paid as bonus in each of the previous three years, pro-rated as necessary), and reimbursement of Consolidated Omnibus Budget Reconciliation Act (‘‘COBRA’’) premiums, for each full year of completed service, with a minimum severance of two months and a maximum severance of 12 months, as well as a pro-rata annual bonus for the current year prior to termination. Additionally, (1) all equity will vest automatically in the event of death, disability or retirement, (2) all make-whole signing bonuses will vest automatically as of the date of termination in the event of a termination without cause, and (3) all unvested equity awards will vest automatically as of the date of termination in the event of a termination without cause in connection with a reduction in force or other circumstances determined to be comparable by the Compensation Committee.

Severance payable for termination or resignation of the executive for ‘‘Good Reason’’ occurring during an 18 month period following a change in control will include base pay, bonus (based on the average amount of cash and equity (valued as of the grant date) paid as bonus in each of the previous three years, pro-rated as necessary), and reimbursement of COBRA premiums for an 18 month severance period, as well as accelerated vesting of outstanding share-based awards (on a pro-rated basis for performance-based share awards) and a pro-rata annual bonus for the current year prior to termination. ‘‘Good Reason’’ is defined as the reduction of an executive’s rate of pay, a relocation of more than 50 miles, a material and adverse change in the executive’s responsibilities, or a failure by the Company to obtain the assumption of the Severance Plan by any successor. If any payments under the Severance Plan or otherwise are subject to the ‘‘golden parachute’’ excise tax, the Company will pay participants an amount sufficient to negate the impact of this tax, unless the tax can be eliminated by a 10% or less reduction of the amounts payable. Any severance payable pursuant to the Severance Plan will be offset by severance payable under any applicable employment agreement. For purposes of the Severance Plan, a change in control is defined as (1) an acquisition by any person or group of a beneficial interest of at least 30% (50% if such person owned common shares immediately prior to the Company’s initial public offering) of the voting power with respect to the election of directors, (2) a change in the composition of a majority of the Board not approved by incumbents, or (3) any reorganization, merger or sale of assets or similar transaction where shareholders immediately prior to such transaction cease to own at least 50% of voting shares of the resulting corporation.

If a termination following a change in control were to have occurred as of the end of 2007, the following named executive officers would have been entitled to the following payments under the Severance Plan:

Name(1)	18 Months Pay (with Bonus)	Value of Accelerated Vesting of Equity	COBRA Reimbursement	Total(1)
Richard Claiden	$1,269,643	$272,303	$26,064	$1,568,010
Charles McLendon	$1,205,357	$454,975	$26,064	$1,686,396

(1)	The totals do not include bonuses for 2007 that were paid in February 2008 and are reported elsewhere in this proxy statement.

Employment Agreement for Thomas W. Jasper

Mr. Jasper’s employment agreement, signed on October 5, 2004, the date of the Company’s initial public offering (‘‘IPO’’), was a three year agreement, which expired on October 5, 2007, but is automatically renewable for one year periods, unless there is a notice of termination as discussed below. Under the 2004 agreement, it provides for the following: (1) a base salary of $500,000; (2) an annual bonus opportunity targeted at 150% of base salary, with the actual bonus based primarily upon achievement of performance goals established annually by the Compensation Committee; and

(3) termination benefits consisting of a payment equal to five times Mr. Jasper’s annual base salary then in effect, a sum equal to the prior year’s cash bonus, a prorated annual bonus, continued health benefits for two years and full or partial accelerated or continuing vesting of his unvested incentive equity awards, payable upon a termination of employment by the Company other than for ‘‘cause’’ or by Mr. Jasper for ‘‘Good Reason’’ (which is defined in the same manner as in the Severance Plan described above). It also provides for a payment sufficient to negate the impact of any ‘‘golden parachute’’ excise tax, unless that tax can be eliminated by a 10% or less reduction of the payments to which Mr. Jasper is otherwise entitled. For example, if Mr. Jasper’s employment were terminated without cause at a time when his rate of base salary was $500,000, he would be entitled to a cash severance payment of $2.5 million, plus a sum equal to his prior year’s cash bonus, plus a prorated bonus that would depend upon the point in time during the year that the termination occurred and the Company’s actual performance during such year. He would also be entitled to the benefits and equity vesting described above. If such termination occurred as of the end of 2007, Mr. Jasper would have been paid $4,480,327. The Company can terminate Mr. Jasper’s employment without any termination obligation on any anniversary of the Company’s IPO, starting with the third anniversary, by providing him at least six months notice. However, where such notice is provided after a ‘‘change in control’’ (which is defined in the same manner as in the Severance Plan described above) and the termination is to be effective on any anniversary of the Company’s IPO occurring within 18 months after such change in control, the contractual termination benefits described above will be payable to Mr. Jasper. The employment agreement also contains a prohibition on Mr. Jasper’s competing with the Company for the one-year period following termination of his employment if he is entitled to his contractual termination benefits, or if the Company elects to pay him 2.5 times his annual base salary and continues to vest certain of his equity awards for one year. If the Company terminates Mr. Jasper’s employment other than for cause on the third or any subsequent anniversary of the Company’s IPO, his equity awards will continue to vest on their original vesting schedule as long as Mr. Jasper does not engage in any competitive activities during the vesting period. Mr. Jasper and the Compensation Committee are currently discussing the terms of a new employment agreement.

Employment Agreement for Charles McLendon

Mr. McLendon’s employment agreement for the position of President of Primus Asset Management, Inc., dated March 7, 2006 provides for the following: (1) a base salary of $350,000 (although he was awarded a raise in his base salary to $375,000 per annum in 2007); (2) annual merit bonus, with the actual bonus based primarily upon achievement of performance goals approved annually by the Compensation Committee; 3) annual long term incentive (‘‘LTI’’) award based on achieving ‘‘target’’ revenue and return on equity (‘‘ROE’’) goals for the asset management business; and 4) termination benefits consisting of a payment equal to three times Mr. McLendon’s annual base salary then in effect plus accelerated vesting of all equity awards, payable upon a termination of employment by the Company other than for ‘‘cause’’ or by Mr. McLendon for ‘‘Good Reason’’ (which is defined in the same manner as in the Severance Plan described above). Annual merit bonuses will be payable 70% in cash and 30% in restricted stock units that will vest in equal annual installments over 3 years and be equal to at least 20% of the total third party asset management performance bonus pool as approved by the Compensation Committee. LTI awards will be payable in a combination of restricted stock units and options vesting ratably in equal annual installments over three and four years, respectively. LTI awards with a value of $1 million on the date of the award will be payable at the end of the first year in which a build out of the asset management fund initiatives yields combined revenues of $15 million and Primus earns a ROE of 15% on capital invested in the business. An additional LTI award with a value of $1.75 million on the date of the award will be payable at the end of the first year in which continued growth of the initiatives referenced above yields a combined revenue of $30 million and Primus earns a ROE of 20% on its capital invested. A further $2.5 million on the date of the award will be payable at the end of the first year in which continued growth of the initiatives referenced above yields a combined revenue of $45 million and Primus earns a ROE of 25% of its capital invested. Upon any termination of his employment by Mr. McLendon without Good Reason, he will forfeit all restricted stock units and options not yet vested.

PROPOSAL TWO – APPROVAL OF THE PRIMUS GUARANTY, LTD. INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED

Background

The Board of Directors and its Compensation Committee believe that attracting and retaining Board members, employees, and independent contractors has been and will continue to be essential to the Company’s growth and success. Consistent with this view, at the Annual Meeting, shareholders will be asked to approve the Primus Guaranty, Ltd. Amended and Restated Incentive Compensation Plan (which we refer to as the ‘‘Plan’’), which, if approved, will amend and restate the 2004 Plan (‘‘the 2004 Plan’’) and supersede the Bonus Plan. The Plan will enable the Company to formulate and implement a compensation program that will attract, motivate and retain experienced, highly-qualified directors, employees, and independent contractors who will contribute to the Company’s financial success, and will align the interests of the Company’s directors, employees and other service providers with those of its shareholders. The Plan would allow the Compensation Committee to grant a variety of stock-based and cash-based incentive awards to the Company’s directors, employees, and independent contractors.

Prior to the Company’s IPO, the 2004 Plan was approved by the Board and the Company’s shareholders. The Board of Directors now seeks further shareholder approval of the Plan in order to preserve the Company’s ability to claim tax deductions for compensation paid, to the greatest extent practicable. Section 162(m) of the Internal Revenue Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the three other most highly compensated executive officers (other than the principal financial officer) serving on the last day of the fiscal year (generally referred to as the ‘‘covered employees’’). ‘‘Performance-based’’ compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. The Company is seeking shareholder approval of the Plan in order to meet a key requirement for certain awards to qualify as ‘‘performance-based’’ under Section 162(m).

In addition, shareholder approval will permit designated options to purchase shares to qualify as incentive stock options under the Internal Revenue Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

The approval of the Plan will not affect the Company’s ability to make share- or cash-based awards outside of the Plan to the extent consistent with applicable law and stock exchange rules, and will not affect awards already granted under the Plan.

Description of the Plan

The following is a brief description of the material features of the Plan. This description is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement.

Administration.    The Compensation Committee will have the authority to select award recipients, determine the type, size and other terms and condition of the award, and make all other decisions and determinations as may be required under the terms of the Plan or as the Compensation Committee may deem necessary or advisable for the administration of the Plan. The Compensation Committee is composed of persons who are both non-employee directors, as defined under Section 16b-3 of the Securities Exchange Act of 1934, as amended, and ‘‘outside directors’’ within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee will be permitted to delegate to one or more officers or managers of the Company or any subsidiary the authority to make grants of awards to officers (other than executive officers) and employees of the Company and such other administrative responsibilities as the Compensation Committee may deem necessary or advisable, to the extent such delegation is consistent with applicable law.

Eligibility.    Officers, employees, directors, and independent contractors of the Company and its subsidiaries are eligible to be selected as award recipients.

Type of Awards.    The Plan gives the Compensation Committee the flexibility to grant cash and a variety of equity instruments, including options to purchase shares, shares, share units, and dividend equivalents. Awards may be granted alone or in combination with any other award granted under the Plan or any other plan. The Compensation Committee will determine the size of each award to be granted (including, where applicable, the number of shares to which an award will relate), and all other terms and conditions of each award. Below is a description of the types of awards that may be issued under the Plan:

Options to Purchase Shares.    An option is a right to purchase a specified number of the Company’s common shares at an exercise price established at the date of grant. Options to purchase shares granted may be either non-qualified stock options or incentive stock options (which are intended to qualify as ‘‘incentive stock options’’ within Section 422 of the Internal Revenue Code). The exercise price of any option granted may not be less than the fair market value of the Company common shares on the date of grant. The Compensation Committee will specify at the time an option is granted, when, and in what proportions, an option becomes vested and exercisable.

Shares and Share Units.    The Compensation Committee may grant awards of Company common shares that either are or are not subject to vesting conditions. An award of restricted shares is an issuance of Company shares that is subject to certain restrictions established by the Compensation Committee and to forfeiture to the Company if the holder does not satisfy certain requirements (including, for example, continued employment with the Company for a specified period of time). Recipients of restricted shares do not receive the shares until the restrictions are satisfied but may be entitled to vote the restricted shares and to exercise other shareholder rights. Thus, upon grant, the shares may be included in the Company’s total number of shares outstanding and accrue and pay dividends. An award of restricted share units entitles the recipient to receive shares of Company common stock at some later date once the holder has satisfied certain requirements. At that time (and not before), the shares will be delivered and the recipient will be entitled to all shareholder rights. Thus, upon grant, the Company shares covered by the restricted share units are not considered issued and are not included in the Company’s total number of shares outstanding until all conditions have been satisfied. Dividends may accrue, or be paid, on restricted share units at the discretion of the Compensation Committee.

Performance-Based Awards.    The Compensation Committee may grant performance awards, which may be cash- or share -based. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted, becoming exercisable or settleable, or as a condition to accelerating the timing of such events. The Compensation Committee will set the performance goals used to determine the amount payable pursuant to a performance award. In order to avoid the limitations on tax deductibility under Section 162(m) of the Internal Revenue Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the covered employees must be selected from among the following: earnings per share; revenues; cash flow; cash flow return on investment; return on net assets, return on assets, return on investment, return on invested capital, return on equity; profitability; economic value added; operating margins or profit margins; income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; total shareholder return or share price; book value per share; and expense management; improvements in capital structure; working capital; costs; and Economic Results or such measures as the Compensation Committee may deem appropriate. Performance goals may be set based on consolidated Company performance and/or for specified subsidiaries, divisions, or other business units, and may be with fixed, quantitative targets; targets relative to past performance; or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Compensation Committee for comparison.

Limitations on Share-Based Awards.    The aggregate number of shares that may be issued under the Plan will not exceed 15,849,213 (this is the same limit that applied under the 2004 Plan prior to its amendment and restatement). In addition, in any calendar year, no individual may be granted share-based awards that relate to more than 3,000,000 shares, or cash-based awards that can be settled for more than $10,000,000. Shares granted under the Plan that are cancelled, forfeited, terminated or otherwise failed to satisfy performance conditions will not be treated as having been issued for purposes of the share limitation. Shares delivered under the Plan may be newly issued shares, treasury shares, or shares acquired in the open market.

Adjustments.    In the event of a recapitalization, forward or reverse share split, reorganization, merger, consolidation, incorporation, spin-off, combination, repurchase, exchange of shares or other securities, dividend or distribution of shares or other special and nonrecurring dividend or distribution, liquidation, dissolution, sale or purchase of assets or other similar transactions or events affecting the Company’s common shares, the Compensation Committee shall equitably adjust the number and kind of shares subject to the aggregate and individual share limitations described above. The Compensation Committee shall also equitably adjust outstanding awards upon occurrence of these events in order to prevent dilution or enlargement of rights under awards. These adjustments may include changes to the number of shares subject to an award, the exercise price or share price referenced in the award terms, and other terms of the award. The Compensation Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or a sale of the Company or to changes in applicable laws, regulations, or accounting principles.

Amendment, Termination.    The Compensation Committee may alter, amend, suspend, discontinue, or terminate the Plan without shareholder approval, provided that shareholder approval will be required for any amendment that will require shareholder approval as a matter of law or regulation or under the rules of an applicable securities exchange. Unless earlier terminated, the Plan will terminate ten years after its approval by shareholders.

Tax Consequences

The federal income tax consequences arising with respect to awards granted under the Plan will depend on the type of award. From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient. Exceptions to these general rules may arise under the following circumstances: (i) if shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and the Company’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted an option that qualifies as ‘‘incentive stock option,’’ no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (iii) the Company will not be entitled to a tax deduction for compensation attributable to awards granted to one of its covered employees, if and to the extent such compensation does not qualify as ‘‘performance-based’’ compensation under Section 162(m) of the Internal Revenue Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (iv) an award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or Stock in settlement of the award, if the award constitutes ‘‘deferred compensation’’ under Code Section 409A, and the requirements of Code Section 409A are not satisfied.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible ‘‘golden parachute’’ excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits

Future benefits under the Plan generally will be granted at the discretion of the Compensation Committee and are therefore not currently determinable. During 2007, stock options and restricted stock units were granted under the Plan to the named executive officers as set forth herein in the tables captioned Summary Compensation Table and Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2007. In addition, during 2007, 347,607 options to purchase shares and 342,244 restricted share units were granted to all of the Company’s employees and directors (other than named executive officers) under the Plan.

Vote Required

The affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote is required for the approval of the Plan.

The Board of Directors recommends that the shareholders vote FOR approval of the Primus Guaranty, Ltd. Amended and Restated Incentive Compensation Plan.

Tax Matters

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain ‘‘covered employees’’ of a publicly held corporation unless the payments are made under qualifying performance-based plans. This calculation generally excludes compensation payable pursuant to awards granted prior to the Company’s 2008 Annual General Meeting of Shareholders under plans and arrangements that existed prior to the Company’s IPO. While the Compensation Committee generally seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions that may be based on considerations other than tax deductibility.

PROPOSAL THREE – APPOINTMENT OF INDEPENDENT AUDITORS

Under Bermuda law, the Company’s shareholders have the authority to appoint the independent auditors of the Company and to authorize the Audit Committee to fix the auditors’ remuneration. At the Annual General Meeting, the shareholders will be asked to appoint Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008, and to authorize the Audit Committee to fix their remuneration. Ernst & Young LLP has been the Company’s independent auditors since 2002 and, by virtue of their familiarity with the Company’s affairs and their qualifications, are considered qualified to perform this important function.

Audit Committee Report

The Audit Committee assists the Company’s Board of Directors in overseeing the integrity of the Company’s financial statements, including its system of internal controls, and the quality of its internal and external audit process. The Audit Committee comprises three independent directors and operates under a written charter, which is available on the Company’s website at www.primusguaranty.com and was attached to the Company’s Proxy Statement for 2005 as Appendix A. In discharge of its responsibilities, the Audit Committee held six meetings in 2007. These were in-person meetings that usually included separate executive sessions of the Audit Committee with the independent auditors, the internal auditor and management.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2007. Ernst & Young LLP, the Company’s independent auditor for 2007, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Ernst &Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and the Audit Committee has received from Ernst &Young LLP written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended. The Audit Committee has also discussed with Ernst & Young LLP the firm’s independence from management and the Company. In considering the independence of Ernst & Young LLP, the Audit Committee took into account the amount and nature of the fees paid to Ernst & Young LLP for non-audit services.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC. The Committee has also selected Ernst & Young LLP, as the Company’s independent auditors for 2008 and is presenting the matter to the shareholders of the Company for ratification.

Audit Committee
John A. Ward, III, Chairman Thomas J. Hartlage James Hunt

Fees of the Independent Auditors

The following table shows the total fees (in thousands) paid or accrued by the Company for audit and other services provided by Ernst & Young LLP for the fiscal years 2007 and 2006.

	2007	2006
Audit fees	$976	$902
Audit-related fees	349	421
Tax Fees	10	15
All Other Fees	0	0
Total	$1,335	$1,338

Audit Fees

‘‘Audit fees’’ paid to Ernst & Young LLP were compensation for professional services they rendered for the audits of the consolidated financial statements of the Company, and for quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit fees also included fees associated with Ernst & Young’s work on the Company’s shelf registration statement and subsequent debt offering.

Audit-Related Fees

‘‘Audit-related fees’’ incurred related to the completion of the agreed-upon procedures and capital model audit for our principal operating subsidiary, Primus Financial, as required by both the Standard & Poor’s and Moody’s Investor Services operating guidelines.

Tax Fees

‘‘Tax Fees’’ paid to Ernst & Young LLP were compensation for tax services they rendered to the Company.

All Other Fees

There were no fees in the ‘‘All Other Fees’’ category for the fiscal years ending December 31, 2006, and December 31, 2007.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The Audit Committee approved 100% of the non-audit services described above and determined that the provision of such services is compatible with maintaining the independence of Ernst & Young LLP.

All of the hours expended in the engagement of Ernst & Young LLP to audit the financial statements of the Company for the fiscal years ending December 31, 2006 and December 31, 2007 were attributable to work performed by full-time, permanent employees of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Audit Committee and the Board of Directors recommend that the shareholders vote FOR the appointment of Ernst & Young LLP and the authorization of the Audit Committee to set their remuneration.

OTHER MATTERS

Registered and Principal Executive Offices

The registered office of the Company is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and the telephone number there is 441-296-0519. The offices of the Company’s principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., are located at 360 Madison Avenue, 23rd Floor, New York, New York 10017 and their telephone number is 212-697-2227.

Shareholder Proposals for the 2009 Annual General Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s Annual General Meeting of Shareholders must be received by the Company no later than November 27, 2008. Such proposals should be sent to the Company’s Secretary at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and the Company’s Bye-laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with United States federal proxy rules, Bermuda law and other legal requirements, without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that only Company shareholders holding at least 5% of the total voting rights or 100 or more registered Company shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such a proposal must be deposited at the registered office of the Company not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. Under Rule 14a-4 of the SEC under the Exchange Act, proxies may be voted on matters properly brought before the meeting under these procedures in the discretion of the Chairman without additional proxy statement disclosure about the matter unless the Company is notified about the matter at least 45 days before the first anniversary of the date on which this proxy statement is first mailed to shareholders and the proponents otherwise satisfy the requirements of Rule 14a-4. The Company’s deadline under Rule 14a-4 for next year’s meeting is January 15, 2009.

Securities and Exchange Commission Reports

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, are available free of charge on the Company’s website at www.primusguaranty.com under the heading ‘‘Investor Relations-SEC Filings’’ or by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda or to Nicole Fatica, Director of Investor Relations, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017 or via e-mail at nfatica@primusguaranty.com.

General

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer or Chief Financial Officer will be voted at the Annual General Meeting or any adjournment or postponement thereof FOR the election of all nominees to the Board named on the proxy card, FOR the approval of the Primus Guaranty, Ltd. Amended and Restated Incentive Compensation Plan and FOR the appointment of the independent auditors and authorizing the Audit Committee of the Board to set their remuneration. If any matter other than those described in this proxy statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the proxies will vote the common shares represented by such proxies in accordance with their discretion.

Please vote all of your shares. Beneficial shareholders sharing an address who are receiving multiple copies of the proxy materials, Annual Report and Form 10-K should contact their broker, bank or other nominee to request that in the future only a single copy of each document be mailed to all shareholders at the shared address. In addition, if you are the beneficial owner, but not the record holder, of common shares, your broker, bank or other nominee may deliver only one copy of the proxy statement, Annual Report and Form 10-K to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement, Annual Report and Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the proxy statement, Annual Report and Form 10-K, now or in the future, should submit their request to the Company by telephone at 441-296-0519 or by submitting a written request to Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Attachment

Primus Guaranty, Ltd.
Incentive Compensation Plan

PRIMUS GUARANTY, LTD.

INCENTIVE COMPENSATION PLAN

(including amendments through March 21, 2008)

Section 1.    Purpose

The Plan authorizes the Administrator to provide Employees, who are in a position to contribute to the long-term success of the Company or its subsidiaries, with Shares, Share Units, and Options to acquire Shares in the Company, as well as cash-based incentives. The Company believes that this incentive program will cause those persons to increase their interest in the welfare of the Company and its subsidiaries, and aid in attracting, retaining and motivating employees of outstanding ability. The Plan is intended to qualify certain compensation awarded under the Plan as ‘‘performance-based’’ compensation under Code Section 162(m) to the extent deemed appropriate by the Administrator.

Section 2.    Definitions

Capitalized terms not otherwise defined herein shall have the meanings set forth in this Section.

(a)    ‘‘Administrator’’ shall mean the Compensation Committee or the Board, where the Board is acting as the Administrator or performing the functions of the Administrator, as set forth in Section 4.

(b)    ‘‘Award’’ means a compensatory award made pursuant to the Plan pursuant to which a Grantee receives, or has the opportunity to receive, Shares or cash.

(c)    ‘‘Board’’ means the Board of Directors of the Company.

(d)    ‘‘Change in Control’’ shall have the meaning set forth in the Senior Management Severance Pay Plan.

(e)    ‘‘Cause’’ shall have the meaning ascribed thereto in any employment agreement between the Company or any of its subsidiaries and the Grantee, or, if there is no employment agreement or if any such employment agreement does not contain a definition of ‘‘cause’’, then Cause shall mean a finding by the Administrator that the Grantee has (i) been charged with a felony or a crime involving moral turpitude, (ii) committed an act of fraud or embezzlement against the Company or its subsidiaries, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company, or (iv) willfully engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(f)    ‘‘Company’’ shall mean Primus Guaranty, Ltd., a corporation organized under the laws of Bermuda.

(g)    ‘‘Compensation Committee’’ means the Compensation Committee of the Board.

(h)    ‘‘Disability’’ shall have the meaning ascribed thereto in any employment agreement between the Company or any subsidiary of the Company and the Grantee, or, if there is no employment agreement or if any such employment agreement does not contain a definition of ‘‘disability’’, then Disability shall mean the Grantee’s inability, by reason of a physical or mental impairment, to substantially perform his job functions for a period of six consecutive months.

(i)    ‘‘Economic Results’’ shall mean the adjustment of the Company’s United States generally accepted accounting principles (‘‘GAAP’’) results by excluding any unrealized gains or losses on Primus Financial Products, LLC’s (‘‘Primus Financial’’) portfolio of credit swaps sold, and any realized gains from termination of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swamps undertaken to offset credit risk.

(j)    ‘‘Employee’’ shall mean any person or entity that is providing, or has agreed to provide, services to the Company or a subsidiary of the Company, whether as an employee, director or independent contractor.

(k)    ‘‘Fair Market Value’’ of a Share on any given date shall mean the closing price on the date of the grant, as quoted on the stock exchange or market on which the Shares are listed.

(l)    ‘‘Forfeiture’’ means the right of the Company or any of its affiliates to acquire Shares issued under the Plan upon a Grantee’s termination of employment with the Company and its subsidiaries at a price per Share that is less than Fair Market Value, or, in the case of Share Units, the forfeiture by the Grantee of the right to receive Shares at a future date or upon the occurrence of a future event, in each case as set forth in a Grant Certificate.

(m)    ‘‘Grant Certificate’’ shall mean a certificate accepted by the Grantee, or other written agreement between the Company and the Grantee, evidencing the grant of an Option, Share Unit or Shares hereunder and containing such terms and conditions, not inconsistent with the Plan, as the Administrator shall approve.

(n)    ‘‘Grantee’’ shall mean an Employee granted an Award under the Plan.

(o)    ‘‘IPO’’ shall mean consummation of an underwritten registered initial public offering of the Company’s Shares.

(p)    ‘‘ISO’’ shall mean any Option or portion thereof that is designated in a Grant Certificate as an ISO and meets the requirements of an incentive stock option under Section 422 of the Internal Revenue Code of 1986.

(q)    ‘‘Nonqualified Option’’ shall mean any Option or portion thereof that either is designated by the Administrator as such or is otherwise not an ISO.

(r)    ‘‘Options’’ shall refer to options issued under and subject to the Plan.

(s)    ‘‘Plan’’ shall mean the Primus Guaranty, Ltd. Incentive Compensation Plan as set forth herein and as amended from time to time.

(t)    ‘‘Qualified Member’’ means a member of the Committee who is a ‘‘non-employee director’’ of the Company as defined in Rule 16b-3(b)(3) under the United States Securities Exchange Act of 1934 and an ‘‘outside director’’ within the meaning of Regulation § 1.162-27 under Code Section 162(m).

(u)    ‘‘Retirement’’ shall mean the termination of a Grantee’s employment with the Company and its subsidiaries that is approved by the Administrator and occurs on or after the Grantee’s attainment of age 62.

(v)    ‘‘Sale’’ shall mean the sale of the Company (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or a series of related transactions to a person or entity, pursuant to which such person or entity (together with its affiliates) acquires (i) securities representing at least 50% of the value or a majority of the voting power (with respect to any matter) of all securities of the Company, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) at least 50% of the Company’s consolidated assets; provided that a Sale will not be deemed to have occurred by reason of a primary issuance of securities by the Company in a financing transaction.

(w)    ‘‘Share’’ shall mean a common share, par value $.01, of the Company.

(x)    ‘‘Share Units’’ shall have the meaning set forth in Section 6(e).

(y)    ‘‘Unvested Shares’’ shall refer to Shares issued under and subject to the Plan that are subject to Forfeiture, except where such Forfeiture can occur only upon a termination of employment for Cause.

Section 3.    Shares Available under the Plan

(a)    Aggregate Number of Shares Available for Awards.    The total number of Shares underlying Options and Share Units granted under the Plan plus the total number of Shares awarded under the

Plan other than pursuant to the exercise of Options or maturity of Share Units shall not exceed the sum of 11,149,213, plus the number of Shares or Share Units awarded to Employees outside of the Plan, up to a maximum of 4,700,000, that are forfeited or reacquired by the Company at a price less than the Fair Market Value thereof upon such Employee’s termination of employment with the Company and its subsidiaries (the ‘‘Plan Limit’’). If Options or Share Units are forfeited, cancelled or terminate unexercised for any reason, or if Shares awarded under the Plan are reacquired by the Company pursuant to a Forfeiture, then the Shares subject to such Options and Share Units and such reacquired Shares shall be added back to the Plan Limit. The Plan Limit shall not apply to any Unvested Shares or Share Units granted under the Plan pursuant to awards made under any other plan, and such Share Units that are forfeited or Unvested Shares that are reacquired by the Company pursuant to a Forfeiture shall not increase the Plan Limit.

(b)    Per Grantee Limitation on Share-Based Awards.    In any calendar year, no Grantee may be granted Awards that relate to more than 3 million Shares. This Section 3(b) shall apply only with respect to Awards that are denominated by a specified number of Shares, even if the Award may be settled in cash or a form other than Shares. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of this limitation, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

(c)    Per Grantee Limitation on Other Awards.    In any calendar year, no Grantee may be granted Awards not otherwise described in Section 3(b) that can be settled for cash, Shares or other consideration having a value in excess of $10 million.

Section 4.    Administration of the Plan

(a)    Authority of the Administrator.    The Plan shall be administered by the Administrator. The Administrator may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Administrator shall determine, to perform such functions as the Administrator may determine, to the extent permitted under applicable law. At any time that a member of the Compensation Committee is not a Qualified Member, (i) any action of the Compensation Committee relating to an Award intended to qualify as ‘‘performance-based compensation’’ within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Compensation Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Grantee who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by the Board, a subcommittee of the Compensation Committee consisting of two or more Qualified Members or by the Compensation Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Compensation Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Other provisions of the Plan notwithstanding, the Board may perform any function of the Administrator under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Administrator. The Board shall serve as the Administrator in respect of any Awards made to any non-employee director. The Administrator shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)    to select the Employees to whom Awards may be granted, and the number of Shares or cash-value relating thereto;

(ii)    to determine the terms and conditions of any Awards granted under the Plan, including, with respect to Options granted under the Plan, including the exercise price, conditions relating to exercise, and termination of the right to exercise;

(iii)    to determine the conditions relating to the Forfeiture of Unvested Shares or Share Units;

(iv)    to determine whether any Option shall be an ISO or a Nonqualified Option;

(v)    to determine the restrictions or conditions related to the delivery, holding and disposition of Shares issued under the Plan;

(vi)    to prescribe the form of each Grant Certificate;

(vii)    to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Administrator may deem necessary or advisable to administer the Plan;

(viii)    to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Grant Certificate or other instrument hereunder; and

(ix)    to make all other decisions and determinations as may be required under the terms of the Plan or as the Administrator may deem necessary or advisable for the administration of the Plan.

(b)    Manner of Exercise of Administrator Authority.    Any action of the Administrator with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, subsidiaries of the Company, Grantees, or any person claiming any rights under the Plan from or through any Grantee, except to the extent the Administrator may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Administrator must or may make any determination shall be determined by the Administrator, and any such determination may thereafter be modified by the Administrator (subject to Section 14). The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, shall not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Administrator shall determine, to perform such functions as the Administrator may determine, to the extent permitted under applicable law.

(c)    Limitation of Liability.    The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer or other employee of the Company or any of its subsidiaries, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, neither the Administrator, any member of the Compensation Committee, nor any officer or employee of the Company acting on their behalf, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and the Administrator, each member of the Compensation Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Section 5.    Awards.

(a)    Type of Awards.    The Administrator shall have the discretion to determine the type of Awards to be granted under the Plan. Such Awards may be in a form payable in either Shares or cash, including, but not limited to, options to purchase Shares, Shares, and Share units. The Administrator is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements. Shares issued pursuant to an award in the nature of a purchase right (e.g., options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other awards, or other consideration, as the Administrator shall determine.

(b)    Terms and Conditions of Awards.    The Administrator shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an award will relate), and all other terms and conditions of each such award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Administrator shall determine). The Administrator may determine whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, Shares, other awards, or other consideration, or an award may be canceled, forfeited, or surrendered. The right of a Grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by the Administrator. The Administrator may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 11(a) in the case of a Performance Award intended to qualify under Code Section 162(m).

Section 6.    Terms Relating to Options.

(a)    Generally.    Options granted under the Plan shall be subject to the terms of the Plan and such other terms as the Administrator shall set forth in a Grant Certificate. Unless otherwise determined by the Administrator and set forth in a Grant Certificate:

(i)    Vesting.    Options shall vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

(ii)    Exercise Price.    The exercise price per Share shall be the Fair Market Value of a Share on the date of grant of the Option.

(iii)    Termination of Options.    Upon the Grantee’s termination of employment with the Company and its subsidiaries for any reason, Options that are not then vested and exercisable (after taking into account any accelerated vesting pursuant to Section 10) shall immediately terminate. Options that are vested and exercisable (after taking into account any accelerated vesting pursuant to Section 10) shall generally remain exercisable until, and terminate upon, the 91st day following such termination of employment; provided, however, that (i) if such termination is for Cause, the Options will terminate immediately, and (ii) if such termination is on account of death, Disability or Retirement, the Options will remain exercisable until, and terminate upon, the first anniversary of such termination. In any event, each Option will terminate upon the tenth anniversary of the date of grant, or such earlier time as may be provided by action of the Administrator pursuant to Section 8.

(iv)    Tax Status. Each Option shall be a Nonqualified Option.

(b)    Exercise of Options.    Only the vested portion of any Option may be exercised. A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, together with a certified check or bank draft payable to the order of the Company for an amount equal to the sum of the exercise price for such Shares and any employment tax required to be withheld. The Administrator may, in its sole discretion, permit other forms of payment, including notes or other contractual obligations of a Grantee to make payment on a deferred basis. Before the Company issues any Shares to a Grantee pursuant to the exercise of an Option, the Company shall have the right to require that the Grantee make such provision, or furnish the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable income tax laws to withhold for income or other taxes due upon or incident to such exercise. The Administrator, may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Shares that would otherwise be delivered upon exercise of the Option.

(c)    Transferability.    No Option may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee’s lifetime only by the Grantee. Upon a Grantee’s death, the estate or other beneficiary of such deceased Grantee shall be subject to all the terms and conditions of the Plan and Grant Certificate, including the provisions relating to the termination of the right to exercise the Option.

(d)    Option Grant Guidelines.    Beginning in 2003, the number of Shares subject to Option grants in a particular year will be targeted at 1% of the total outstanding Shares. Option awards will be concentrated among a small number of key employees who, in the opinion of the Administrator, are likely to make the greatest contribution to the creation of shareholder value over the vesting period.

Section 7.    Terms Relating to Awards of Shares and Share Units.

(a)    Grant and Restrictions.    The Administrator may award Shares that either are or are not subject to vesting. Unvested Shares shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Administrator may determine. Except to the extent restricted under the terms of the Plan and any Grant Certificate, a Grantee awarded Unvested Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Unvested Shares or the right to receive dividends thereon. The Administrator may require the Grantee to pay (in cash or such other form as determined by the Administrator) for Shares at a price per Share up to the Fair Market Value thereof. The grant of Shares or the lapse of restrictions on Unvested Shares shall be conditional on the Grantee’s satisfaction of any withholding tax obligation that arises in connection therewith.

(b)    Forfeiture.    Except as otherwise determined by the Administrator, upon termination of employment or service (as determined under criteria established by the Administrator) during the applicable restriction period, Unvested Shares that are at that time subject to Forfeiture shall be reacquired by the Company or its subsidiaries for such consideration as determined by the Administrator and set forth in a Grant Certificate; provided, however, that the Administrator may provide in any Grant Certificate, or may determine in any individual case, that restrictions or Forfeiture conditions relating to Unvested Shares will be waived in whole or in part in the event of termination resulting from specified causes.

(c)    Dividends.    Any dividends paid on Unvested Shares shall be either paid at the dividend payment date in cash or in Unvested Shares having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Unvested Shares, other Awards, or other investment vehicles, as the Administrator shall determine or permit the Grantee to elect. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of Forfeiture to the same extent as the Unvested Shares with respect to which such stock or other property has been distributed, unless otherwise determined by the Administrator.

(d)    Bonus Plan Awards.    The non-cash portion of an award under the Bonus Plan shall be awarded under this Plan as Unvested Shares, all of which Shares shall subject to Forfeiture upon a Grantee’s termination of employment with the Company and its subsidiaries for any reason prior to the first anniversary of the date the Shares are awarded, two-thirds of which shall be subject to Forfeiture upon any such termination on or after such first anniversary, but prior to the second anniversary of the date of grant, and one-third of which shall be subject to Forfeiture upon any such termination on or after such second anniversary, but prior to the third anniversary of the date of grant, except as otherwise provided in an employment agreement between the Grantee and the Company or its subsidiaries.

(e)    Share Units.    In lieu of awarding Shares under the foregoing provisions of this Section 7 (including Section 7(d)), the Administrator may award ‘‘Share Units’’, which represent the right of the Grantee to receive delivery of a specified number of Shares at a future date or upon the occurrence of a future event as specified by the Administrator, subject to satisfaction by the Grantee of the same vesting conditions that would have been imposed had the award been in the form of Unvested Shares. The Grantee shall have no rights or obligations as a shareholder unless and until Shares are actually delivered upon maturity of the Share Unit award.

Section 8.    Adjustment Upon Changes in Capitalization

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, incorporation, spin-off, combination, repurchase, exchange of Shares or other securities, dividend or distribution of Shares or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, sale or purchase of assets or other similar transactions or events, affects the Shares such that an adjustment is, in the sole discretion of the Administrator, appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Administrator shall equitably adjust any or all of (i) the number and kind of securities deemed to be available thereafter for grants of awards under Section 3, (ii) the number and kind of securities subject to Unvested Shares, Share Units or outstanding Options, and (iii) the exercise price per Share. In addition, the Administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, Unvested Shares, Share Units or Options (including, without limitation, cancellation of Options and Share Units in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, or substitution of Unvested Shares, Share Units or Options using securities or other obligations of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, a Sale or an event described in the preceding sentence) affecting the Company or any subsidiary of the Company or the financial statements of the Company or any subsidiary of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

Section 9.    Restrictions on Shares.

(a)    Restrictions on Issuing Shares.    No Shares shall be issued or transferred to an Employee under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition the award or delivery of Shares or exercise of any Option on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares issued or transferred thereunder as the Administrator shall deem necessary or advisable as a result of any applicable law, regulation, official interpretation thereof, or any underwriting agreement.

(b)    Repurchase Right.    Unless otherwise provided in an employment agreement between the Company or any of its subsidiaries and the Grantee, the Company shall have the right (but not the obligation) to repurchase any or all of the Shares acquired by a Grantee under the Plan upon a Grantee’s termination of employment with the Company and its subsidiaries for any reason. Such right shall be exercisable by the Company during the 90 day period following the later of the date of termination or the date the Grantee acquires the Shares, or such longer period as may be necessary so that the exercise of such right does not give rise to a compensation expense pursuant to Accounting Principles Board Opinion 25 (or any successor thereto). The price per Share to be paid by the Company should it choose to exercise its repurchase right shall equal the Fair Market Value per Share; provided, however, that if the reason for the Grantee’s termination of employment constitutes Cause, then the price per Share to be paid by the Company shall equal the lesser of the price per Share paid by the Grantee (if any), or the Fair Market Value per Share. The Company’s repurchase right shall lapse upon an IPO, except where such repurchase right arises by reason of the Grantee’s termination of employment for Cause.

(c)    Shareholders’ Agreement.    As a condition to the grant of an Option, Shares or Share Units, or as a condition to the delivery of any Share pursuant to a Share Unit or upon exercise of an Option, the Administrator shall have the right to require that the Grantee become a party to the Primus Guaranty, Ltd. Shareholders’ Agreement, dated March 14, 2002, as the same may be amended from time to time.

(d)    Transfer of ISO Shares.    The Grantee shall notify the Company of any transfer of Shares that were acquired upon exercise of an ISO that occurs within one year of such exercise or two years of the date the ISO was granted.

(e)    Certificates for Shares.    Shares issued under the Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing Shares are registered in the name of a

Grantee, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, and the Company may retain physical possession of the certificates, in which case the Grantee shall be required to have delivered a power of transfer to the Company, endorsed in blank, relating to the Shares.

Section 10.    Acceleration of Vesting.

All Options, Share Units and Unvested Shares held by a Grantee shall become (i) fully vested upon a termination of the Grantee’s employment with the Company and its subsidiaries by reason of the Grantee’s death, Disability or Retirement and (ii) fully vested immediately upon a Change in Control.

Section 11.    Performance Awards

(a)    Performance Awards Granted to Designated Covered Employees.    If the Administrator determines that an Award to be granted to an eligible person who is designated by the Administrator as likely to be a Covered Employee (as defined below) should qualify as ‘‘performance-based compensation’’ for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Award (a ‘‘Performance Award’’) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 11(a). This Section 11(a) shall not apply to Awards that otherwise qualify as ‘‘performance-based compensation’’ by reason of Regulation §1.162-27(e)(2)(vi) (relating to certain stock options and stock appreciation rights).

(i)    Performance Goals Generally.    The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Administrator consistent with this Section 11(a). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Administrator result in the achievement of performance goals being ‘‘substantially uncertain.’’ The Administrator may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

(ii)    Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, or other business units of the Company (where the criteria are applicable), shall be used by the Administrator in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on invested capital, return on equity; profitability; (6) economic value added (‘‘EVA’’); (7) operating margins or profit margins; (8) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; (9) total stockholder return or stock price; (10) book value per share; (11) expense management; improvements in capital structure; working capital; costs; (12) any of the above goals as compared to the performance of a published or special index deemed applicable by the Administrator including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies; and (13) Economic Results or such measures as the Compensation Committee may deem appropriate. EVA means the amount by which a business unit’s earnings exceed the cost of the equity and debt capital used by the business unit during the performance period, as determined by the Administrator. Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Administrator.

(iii)    Performance Period; Timing for Establishing Performance Award Terms.    Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Administrator. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Administrator (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.

(iv)    Performance Award Pool.    The Administrator may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 11(a)(ii) hereof during the given performance period, as specified by the Administrator in accordance with Section 11(a)(iii) hereof. The Administrator may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool, and such grants shall be subject to the requirements of Section 11(a)(iii).

(v)    Settlement of Performance Awards; Other Terms.    Settlement of such Performance Awards shall be in cash, Shares, other Awards, in the discretion of the Administrator. The Administrator may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 11. The Administrator shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Grantee prior to the end of a performance period or settlement of Performance Awards.

(vi)    Impact Of Extraordinary Items Or Changes In Accounting.    To the extent applicable, the determination of achievement of performance goals for Performance Awards based upon, but not necessarily in accordance with United States generally accepted accounting principles (‘‘GAAP’’) and a manner consistent with the methods used in the Company’s audited financial statements, and, unless the Committee decides otherwise within the period described in Section 11(a)(iii), without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Administrator may, within the period described in Section 11(a)(iii), provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Administrator.

(b)    Written Determinations.    Determinations by the Administrator as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing. Specifically, the Administrator shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each Performance Award, that the performance goals and other material terms of the Performance Award upon which settlement of the Performance Award was conditioned have been satisfied. The Administrator may not delegate any responsibility relating to such Performance Awards, and the Board shall not perform such functions at any time that the Compensation Committee is composed solely of Qualified Members.

(c)    Status of Section 11(a) Awards under Code Section 162(m).    It is the intent of the Company that Performance Awards under Section 11(a) constitute ‘‘performance-based compensation’’ within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of

Sections 11(a), 11(b) and 11(c), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Administrator cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term ‘‘Covered Employee’’ as used herein shall mean only a person designated by the Administrator, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

Section 12.    General Provisions

(a)    Each Award shall be evidenced by a Grant Certificate. The terms and provisions of such certificates may vary among Grantees and among different Awards granted to the same Grantee.

(b)    The grant of an Award in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its subsidiaries (for the applicable vesting period or otherwise), or, until Shares are issued pursuant to the exercise of an Option or maturity of a Share Unit, any rights as a shareholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a sale of any subsidiary of the Company that employs a Grantee shall be treated as the termination of such Grantee’s employment unless such Grantee remains employed by the Company or another subsidiary of the Company.

(c)    No Grantee, and no beneficiary or other persons claiming under or through the Grantee, shall have any right, title or interest by reason of any award under the Plan to any particular assets of the Company or subsidiaries of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any award except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.

(d)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

Section 13.    Effective Date; Amendment or Termination

The Plan shall be effective upon its adoption by the Board of Directors of the Company. The Administrator may, at any time, alter, amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall adversely affect the rights of Grantees with respect to Awards previously granted hereunder. The Administrator shall also have the authority to establish separate sub-plans under the Plan with respect to Grantees resident in a particular jurisdiction (the terms of which shall not be inconsistent with those of the Plan) if necessary or desirable to comply with the applicable laws of such jurisdiction.

Unless earlier terminated by the Administrator, the Plan shall terminate on the day before the tenth anniversary of the later of the date the Company’s shareholders originally approved the Plan or the date of any subsequent shareholder approval of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Administrator otherwise shall retain its full powers under the Plan with respect to such Awards.

PRIMUS GUARANTY, LTD.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy card for use at the 2008 Annual General Meeting or any adjournment or postponement thereof (the “Meeting”) of Shareholders of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (the “Company”), to be held on April 30, 2008 at 4:00 P.M., local time, at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda.

The person signing on the reverse of this card, being a holder of common shares of the Company, hereby appoints as his/her proxy at the Meeting, Thomas W. Jasper or Richard Claiden, or either of them, with full power of substitution, and directs such proxy to vote (or abstain from voting) at the Meeting all of his or her common shares as indicated on the reverse of this card or, to the extent that no such indication is given, to vote as set forth herein, and authorizes such proxy to vote in his discretion on such other business as may properly come before the Meeting.

Please indicate on the reverse of this card how the common shares represented by this proxy are to be voted. If this card is returned duly signed but without any indication as to how the common shares are to be voted in respect of any of the resolutions described on the reverse, the shareholder will be deemed to have directed the proxy to vote FOR the election of all nominees to the Board of Directors, FOR Proposal Two and FOR Proposal Three, as described below.

PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE

1.	Election of three Class III directors to hold office for three years and until their successors are elected and qualified;
2.	Approval of the Primus Guaranty, Ltd. Amended and Restated Incentive Compensation Plan; and
3.	Appointment of Ernst & Young LLP as the Company’s independent auditors and authorization for the Audit Committee of the Board of Directors to set the auditors’ remuneration.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

In order to be effective, completed proxy cards should be received at the address set forth on the enclosed self-addressed envelope or at Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda by 5:00 P.M., local time, on April 29, 2008.

PLEASE INDICATE WITH AN “X” IN THE APPROPRIATE SPACE HOW YOU WISH YOUR SHARES TO BE VOTED. IF NO INDICATION IS GIVEN, PROXIES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL TWO, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please Mark Here for Address Change or Comments	☐	SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSALS TWO AND THREE.

1. Election of the Class III directors listed below to hold office for three years and until their successors are elected and qualified		WITHHOLD	FOR ALL
	FOR ALL	AUTHORITY	EXCEPT*
	☐	☐	☐

- Paul S. Giordano

- Robert Lusardi

- John A. Ward III

To vote for all nominees, mark the “For All” box. To withhold voting for all nominees, mark the “Withhold Authority” box. To withhold voting for a particular nominee, mark the “For All Except” box and enter the name of the exception in the space provided below.

*Exceptions:	______________________________________________

2. Approval of the Primus Guaranty, Ltd. Amended and Restated Incentive Compensation Plan	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3. Appointment of Ernst & Young LLP as the Company’s independent auditors and authorization for the Audit Committee of the Board of Directors to set the auditors’ remuneration	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Note:

1.	In the case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.
2.

In the case of joint holders, any holder may sign, but the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Shareholders.

3.	Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Title	Date	, 2008